UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Oshkosh Corporation

December 21, 2010

Dear Fellow Oshkosh Corporation Shareholder:

              You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, February 1, 2011 at 10:00 a.m. (Central Standard Time) at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901.

              At the Annual Meeting, we will ask you to: (1) elect eleven directors, (2) ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2011, (3) consider an advisory vote on the compensation of our named executive officers; (4) consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and (5) take action upon any other business as may properly come before the Annual Meeting.

              We also will review our progress during the past year and answer your questions.

              The accompanying materials include the Notice of Annual Meeting of Shareholders and Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about us that you should consider when you vote your shares.

              Again this year, we are furnishing proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials, materials remain easily accessible to shareholders, and shareholders receive clear instructions for receiving materials and voting.

              On December 21, 2010, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders' use of this process, including how to access our 2010 Proxy Statement and 2010 Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

              It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we hope that you will vote on the matters to be considered. You may vote your shares over the Internet or by a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.

Sincerely,

Robert G. Bohn Chairman and Chief Executive Officer	Bryan J. Blankfield Executive Vice President, General Counsel and Secretary

Oshkosh Corporation

December 21, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

              The 2011 Annual Meeting of Shareholders of Oshkosh Corporation will be held at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901, on Tuesday, February 1, 2011 at 10:00 a.m. (Central Standard Time) for the following purposes:

    1.
    To elect eleven directors;

    2.
    To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2011;

    3.
    To consider an advisory vote on the compensation of our named executive officers;

    4.
    To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

    5.
    To consider and act upon such other business as may properly come before the Annual Meeting.

              Shareholders of record at the close of business on December 13, 2010 are entitled to vote at the Annual Meeting.

              Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

By Order of the Board of Directors,

Bryan J. Blankfield
Executive Vice President, General Counsel
    and Secretary
Oshkosh Corporation
2307 Oregon Street
Oshkosh, WI 54903-2566

PROXY STATEMENT

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ii

PROXY STATEMENT

              We are providing these proxy materials in connection with the solicitation by the Board of Directors of Oshkosh Corporation (which we refer to in these materials as "we," "us," the "Company" or "our company") of proxies to be voted at our 2011 Annual Meeting of Shareholders, which will take place at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901, on Tuesday, February 1, 2011 at 10:00 a.m. (Central Standard Time).

              We are mailing the Notice of Internet Availability of Proxy Materials to shareholders of record and beneficial owners of our Common Stock on or about December 17, 2010. The Notice of Internet Availability of Proxy Materials instructs shareholders and beneficial owners of our Common Stock on how they may access our proxy materials, which include our Proxy Statement and Annual Report, over the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you on how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such proxy materials in the Notice of Internet Availability of Proxy Materials.

VOTING PROCEDURES

Who Can Vote

              Only holders of record of our Common Stock at the close of business on December 13, 2010, the record date for voting at the Annual Meeting, are entitled to vote at the Annual Meeting. On the record date 90,741,624 shares of Common Stock were entitled to vote.

Determining the Number of Votes You Have

              Your Notice of Internet Availability of Proxy Materials indicates the number of shares of Common Stock that you own. Each share of Common Stock has one vote.

How to Vote

              Via the Internet – Shareholders can simplify their voting by voting their shares via the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate a shareholder's identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

              Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (EST) on January 31, 2011. You may access this Proxy Statement and related materials by going to http://www.investoreconnect.com and entering the control number as shown on your Notice of Internet Availability of Proxy Materials. You will then be directed to select a link to www.proxyvote.com where you will be able to vote on the proposals presented here.

              By Telephone – The Notice of Internet Availability of Proxy Materials includes a toll-free number you may call to request printed copies of proxy materials. The printed proxy materials include a different toll-free number that you can call for voting.

              By Mail – Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted. Shareholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

              If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the other items being submitted for shareholder vote, you may vote "for" or "against" any proposal or you may abstain from voting on any proposal.

              If you submit a proxy via the Internet, by telephone or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors, in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent auditors, in favor of the advisory vote on the compensation of our named executive officers, and in favor of voting annually on the compensation of our named executive officers. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Annual Meeting.

              At the Annual Meeting – Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

              You can revoke your proxy at any time before it is exercised at the Annual Meeting by doing any of the following: (1) you can submit a valid proxy with a later date; (2) you can notify our Secretary in writing at the address on the Notice of Annual Meeting of Shareholders that is part of these materials that you have revoked your proxy; or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum

              To carry on the business of the Annual Meeting, a minimum number of shares of Common Stock, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of our Common Stock. This majority may be present in person or by proxy. Abstentions and "broker non-votes" (when a broker has delivered a proxy that it does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum.

Required Vote

              Proposal 1: Election of Directors.    The eleven nominees for director who receive the most votes of all votes cast for directors will be elected, subject to requirements of the majority voting provisions of our By-Laws. If you do not vote for a particular nominee, or if you indicate via telephone, the Internet or on your proxy card that you want to withhold authority to vote for a particular nominee, then your vote will not count for the nominee. In addition, if you hold shares of our Common Stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee.

              Pursuant to the majority voting provisions of our By-Laws, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election must promptly tender his or her resignation to the Chairman of the Board. The Governance Committee of our Board of Directors (or, under certain circumstances, another committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of the Annual Meeting. Within four days of the Board's decision, we must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation.

              Also pursuant to our By-Laws, written notice by shareholders of qualifying nominations for election to our Board of Directors must have been received by our Secretary by November 6, 2010. We did not receive any such nominations, and no other nominations for election to our Board may be made by shareholders at the Annual Meeting.

              If any director nominee decides that he or she does not want to stand for this election, then the persons you name as proxies via telephone, the Internet or on your proxy card will vote for substitute nominees. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no nominee who did not intend to stand for election.

              Proposal 2: Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2011.    The votes cast "for" must exceed the votes cast "against" to approve the ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2011. Abstentions and broker non-votes do not constitute a vote "for" or "against" the proposal and will be disregarded in the calculation of "votes cast."

              Proposal 3: Advisory Vote on the Compensation of Our Named Executive Officers.    The votes cast "for" this proposal must exceed the votes cast "against" to approve the advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. Abstentions and broker non-votes do not constitute a vote "for" or "against" the proposal and will be disregarded in the calculation of "votes cast." Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Human Resources Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

              Proposal 4: Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers.    The particular frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast "for" such frequency, whether every year, once every two years, or once every three years, will be the frequency of the advisory vote on the compensation of our named executive officers that shareholders approve. Abstentions and broker non-votes do not constitute a vote "for" any particular frequency. Although the outcome of this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is non-binding, our Board will review and consider the outcome of this vote when making determinations as to when we will again submit the advisory vote on the compensation of our named executive officers to shareholders for approval at the annual meeting of shareholders.

Voting by Employees Participating in the Oshkosh Corporation Employee Stock Purchase Plan

              If you are an employee of Oshkosh Corporation or one of our subsidiaries and participate in our Employee Stock Purchase Plan, your Notice of Internet Availability of Proxy Materials will indicate the aggregate number of shares of Common Stock credited to your account under that Plan as of December 13, 2010, the record date for voting at the Annual Meeting. If you timely submit a proxy via the Internet, by telephone or by mailing a proxy card, your shares will be voted as you have directed.

GOVERNANCE OF THE COMPANY

The Board of Directors

              Our Board of Directors is currently comprised of thirteen directors. Eleven of the current directors are not employees of our company, although J. Peter Mosling, Jr. was an employee and officer of our company until his retirement in 1994. Robert G. Bohn, our current Chairman and Chief Executive Officer, and Charles L. Szews, our current President and Chief Operating Officer, also are directors. Our Board of Directors has determined that each of the eleven current non-employee directors does not have a material relationship with us and is independent under New York Stock Exchange ("NYSE") listing standards. Our Board of Directors has adopted standards to assist in determining the independence of directors. Under these standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director's independence:

1.
A family member of the director is or was an employee (other than an executive officer) of our company.

2.
A director, or a family member of the director, receives or received less than $120,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us). Compensation received by (a) a director for former service as an interim Chairperson or Chief Executive Officer or other executive officer of our company or (b) a family member of the director for service as a non-executive employee of our company need not be considered.

3.
A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of our company but does not participate in such auditor's audit, assurance or tax compliance practice.

4.
A director, or a family member of the director, is or was an employee, other than an executive officer, of another company where any of our present executives serve on that company's compensation committee.

5.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year.

6.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which our company's and its foundation's contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization's consolidated gross revenues.

7.
A director is one of our shareholders.

8.
A director has a relationship that currently exists or that has existed (including through a family member) with a company that has a relationship with us, but the director's relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

9.
A family member of the director, other than his or her spouse, is an employee of a company that has a relationship with us but the family member is not an executive officer of that company.

10.
A family member of the director has a relationship with us but the family member is not an immediate family member of the director. An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares such person's home.

11.
Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under NYSE listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

              Our Board of Directors met six times during fiscal 2010. Each director attended at least 90% of the meetings of the Board and committees on which he or she served during fiscal 2010 that were held when he or she was a director. Our Board has a policy that directors should attend our Annual Meeting of Shareholders. All who were directors at that time attended our 2010 Annual Meeting of Shareholders.

              Our non-management directors, all of whom are independent directors, met in executive session, without the presence of our officers, on four occasions during fiscal 2010. Michael W. Grebe, the Chair of the Governance Committee and our Presiding Director, presided over executive meetings of the non-management directors. If a shareholder or other interested party wishes to communicate with our Board, the shareholder or other interested party may send correspondence to the Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566. Our Secretary will submit the shareholder's correspondence to the Board or the appropriate Committee as applicable.

              Under our current Corporate Governance Guidelines, Michael W. Grebe, as Chair of the Governance Committee, acts as the Presiding Director of our Board. Shareholders or other interested parties may communicate directly with the Presiding Director by sending correspondence to Presiding Director, Board of Directors, c/o Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566.

              Under our amended Corporate Governance Guidelines, following the Annual Meeting, our Chairman of the Board will fill the role previously played by our Presiding Director, and we will no longer have a Presiding Director. As such, following the Annual Meeting, shareholders or other interested parties should direct any communications they would previously have sent to the Presiding Director to our Chairman of the Board. Following the Annual Meeting, shareholders or other interested parties may communicate directly with the Chairman of the Board by sending correspondence to Chairman, Board of Directors, c/o Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566.

              On September 20, 2010, the Board of Directors approved Amended and Restated By-Laws and amendments to our Corporate Governance Guidelines. Under our Restated By-Laws and amended Guidelines, following the Annual Meeting, the Chairman of the Board must be a director that the Board has determined to be independent in accordance with the listing standards of the NYSE and one who has not previously served as one of our executive officers. As we noted above, under the amended Corporate Governance Guidelines, following the Annual Meeting, we will no longer have a Presiding Director. Instead, our Chairman of the Board will be an independent director, and he or she will fill the role that the Presiding Director previously played, including presiding over executive sessions of the non-management directors.

              Ten of our current directors are among the nominees for election to our Board at the Annual Meeting, and three of our current directors will not stand for reelection. Our Chairman and Chief Executive Officer, Robert G. Bohn, will retire from his position as Chairman of the Board effective as of the Annual Meeting. Additionally, J. William Andersen and Frederick M. Franks, Jr. will retire from the Board also effective as of the Annual Meeting. One nominee for election to our Board, William S. Wallace, has not previously served as one of our directors. Assuming that all director nominees are elected at the Annual Meeting, we will have eleven serving directors and two remaining vacancies on the Board following the Annual Meeting. The Governance Committee is continuing the process of identifying qualified candidates to fill the two vacancies. Because that process is not complete, there will be two fewer nominees for election to the Board than there are available positions on the Board. Regardless of the vacancies, you may vote your shares only for the number of nominees for director named in this Proxy Statement.

              The name, age, principal occupation and length of service of each nominee for election to our Board of Directors, together with certain other biographical information and information regarding attributes, qualifications, experience and knowledge that led our Board of Directors to conclude that the nominee should serve or continue to serve as a director of our company, are set forth below.

Nominees

Name	Age	Year First Elected as a Director
Richard M. Donnelly	67	2001
Michael W. Grebe	70	1990
John J. Hamre	60	2009
Kathleen J. Hempel	60	1997
Leslie F. Kenne	63	2010
Harvey N. Medvin	74	2004
J. Peter Mosling, Jr.	66	1976
Craig P. Omtvedt	61	2008
Richard G. Sim	66	1997
Charles L. Szews	54	2007
William S. Wallace	64	—

              RICHARD M. DONNELLY – From 1961 until his retirement in 1999, Mr. Donnelly held various positions with General Motors Corporation, a manufacturer of motor vehicles, including most recently as President and Group Executive of General Motors, Europe, a division of General Motors Corporation. From 2000 through September 2009, Mr. Donnelly served as an Industrial Partner at RHJ International where he was responsible for RHJ International's automotive supply portfolio. He is past Chairman of the Board of Niles Co., Ltd. of Japan, a global switch and sensor supplier, and Honsel International Technologies S.A. of Brussels, Belgium, a global supplier of light alloy castings. Mr. Donnelly is a past director of Asahi Tec Corporation, a Japanese casting company. If shareholders reelect Mr. Donnelly at the Annual Meeting, he will become our Chairman of the Board.

              Mr. Donnelly's prior service as a director of our company, extensive experience in the automotive industry, expertise in motor vehicle manufacturing and supply markets and international experience bring our Board key knowledge and insight considering the markets that our company serves and our international growth objectives.

              MICHAEL W. GREBE – Mr. Grebe was a partner practicing corporate law in the national law firm of Foley & Lardner LLP from 1977 until his retirement in 2002. Mr. Grebe also served as Chairman and Chief Executive Officer of Foley & Lardner LLP from 1994 until 2002. Mr. Grebe has served since 2002 as President and Chief Executive Officer of the Lynde and Harry Bradley Foundation, a private foundation based in Milwaukee. Mr. Grebe is also a director of the Lynde and Harry Bradley Foundation and Church Mutual Insurance Company. In addition, Mr. Grebe is a director and chairman of the Philanthropy Roundtable and director of the Charter School Growth Fund, both non-profit organizations.

              Mr. Grebe's prior service as a director of our company including for several years as Presiding Director, his legal expertise, his management experience and his experience in politics bring our Board insight and guidance on governmental and regulatory matters that our company may face as we serve customers in the governmental sector.

              JOHN J. HAMRE – Mr. Hamre currently serves as President and Chief Executive Officer of the Center for Strategic & International Studies, a bipartisan, nonprofit organization headquartered in Washington, D.C., that provides strategic insights and policy solutions to decision makers in government, international institutions, the private sector and civil society, a position he has held since 2000. Prior to joining the Center for Strategic & International Studies, Mr. Hamre served as the 26th Deputy Secretary of Defense from 1997 until 2000. In 2007, he was appointed to serve as chairman of the Defense Policy Board. From 1993 to 1997, he served as Under Secretary of Defense (Comptroller).

As Comptroller, he was the principal assistant to the Secretary of Defense for the preparation, presentation, and execution of the defense budget and management improvement programs. Before serving in the U.S. Department of Defense, Mr. Hamre worked for 10 years as a professional staff member of the Senate Armed Services Committee. During that time, he was primarily responsible for the oversight and evaluation of procurement, research and development programs, defense budget issues, and relations with the Senate Appropriations Committee. From 1978 to 1984, he served in the Congressional Budget Office, where he became its deputy assistant director for national security and international affairs. In that position, he oversaw analysis and other support for committees in both the House of Representatives and the Senate. Mr. Hamre is also a director of ITT, Inc., Mitre Corporation and Science Applications International Corporation, Inc.

              Mr. Hamre's extensive experience serving in the federal government in various positions, knowledge of government procurement processes and international experience bring our Board knowledge and insight into dealing with the domestic and international defense industry, which is currently the largest single market sector our company serves.

              KATHLEEN J. HEMPEL – Ms. Hempel is the former Vice Chairman and Chief Financial Officer of Fort Howard Corporation, a manufacturer of paper and paper products, a position she held from 1992 until its merger into Fort James Corporation in 1997. Ms. Hempel joined Fort Howard Corporation in 1973 and served in various positions with progressively increasing responsibilities, including serving as Fort Howard Corporation's Vice President – Human Resources. Ms. Hempel is also a director of Whirlpool Corporation.

              Ms. Hempel's prior service as a director of our company, extensive experience in leadership positions in the manufacturing industry, experience in a multitude of areas including human resources management, accounting and finance, and international experience bring our Board knowledge and insight into overseeing the management of our company's financial, administrative and strategic operations.

              LESLIE F. KENNE – Lt. Gen. (Ret.) Kenne currently serves as President of LK Associates, an independent consulting firm, a position she has held since 2003. She served as the Deputy Chief of Staff, Warfighting Integration at the Pentagon from 2002 until her retirement from the U.S. Air Force in 2003. Prior to that, she served as Commander, Electronic Systems Center at Hanscom Air Force Base from 1999 to 2002 and as the Deputy Director and later Director of the Joint Strike Fighter Program at the Pentagon from 1996 to 1999. During her 32-year career in the U.S. Air Force, Lt. Gen. (Ret.) Kenne served in three Pentagon staff positions and directed three major programs: the Low Altitude Navigation and Targeting Infrared System for Night Systems Program, the F-16 System Program and the Joint Strike Fighter Program. Lt. Gen. (Ret.) Kenne currently serves as a director of Harris Corporation and as a director of Unisys Corporation. She also serves as a director of SRI International, an independent, non-profit research institute in California.

              Lt. Gen. (Ret.) Kenne's distinguished military service, extensive experience in managing Department of Defense programs and knowledge of military project development programs bring our Board knowledge and insight into issues our company faces in dealing with key domestic and international customers in the defense industry, which is currently the largest single market sector our company serves.

              Heidrich & Struggles, the third-party executive search firm that we retained to assist us in the search for director candidates, recommended Lt. Gen. (Ret.) Kenne to the Governance Committee as a well-qualified and credentialed candidate to serve on our Board following a national search. The Governance Committee recommended Lt. Gen. (Ret.) Kenne for election to the Board following its review of her qualifications in light of the criteria in our Corporate Governance Guidelines, the minimum qualifications that the Board and Corporate Governance Committee have established and personal interviews with Lt. Gen. (Ret.) Kenne.

              HARVEY N. MEDVIN – Mr. Medvin was Executive Vice President and Chief Financial Officer of Aon Corporation (and its corporate predecessor), a provider of risk management services and insurance brokerage, from 1982 until his retirement in 2003. He is a director of The Warranty Group, Inc. (a subsidiary of Onex Corporation) and a director of Schwarz Supply Source. Mr. Medvin is also a director of two non-profit organizations: NorthShore University Health System and Ravinia Festival.

              Mr. Medvin's prior service as a director of our company, extensive experience working in leadership positions in the risk management services and insurance industry, prior service as a chief financial officer and international experience bring our Board knowledge and insight into overseeing the management of risks by our company and monitoring its long-term financial performance.

              J. PETER MOSLING, JR. – Mr. Mosling joined our company in 1969. He served in various senior executive capacities during his employment with our company through his retirement in 1994.

              Mr. Mosling's prior service as an executive of our company and longstanding service as a director of our company, extensive experience in truck and vehicle manufacturing and knowledge of our company's operations bring our Board continuity and knowledge and insight into corporate financial operations and strategic planning.

              CRAIG P. OMTVEDT – Mr. Omtvedt currently serves as Senior Vice President and Chief Financial Officer for Fortune Brands, Inc., a leading consumer products company, a position he has held since 2000. He has been with Fortune Brands since 1989 serving in various capacities, including: Director, Audit; Deputy Controller; Vice President, Deputy Controller and Chief Internal Auditor; Vice President and Chief Accounting Officer; and Senior Vice President and Chief Accounting Officer. Mr. Omtvedt previously served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company. In addition, Mr. Omtvedt serves as a director and audit committee chair for General Cable Corp. and is a member of the Standard & Poor's CFO Advisory Council. Mr. Omtvedt is also actively involved with the Boys & Girls Club of America, serving as a National Trustee.

              Mr. Omtvedt's prior service as a director of our company, extensive experience serving in financial management positions with consumer products manufacturing and retail companies, knowledge of audit practices and international experience bring our Board knowledge and insight into overseeing the management of our financial and strategic operations.

              RICHARD G. SIM – From 1998 until 2003, Mr. Sim was Chairman, President and Chief Executive Officer of APW, Ltd., an electronics contract manufacturer. Mr. Sim served as Chairman and a member of the board of directors of Actuant Corporation, a manufacturer of hydraulic equipment, from 1987 until 2002.

              Mr. Sim's prior service as a director of our company, extensive experience serving in leadership positions with manufacturing companies, prior service as a chief executive officer and international experience bring our Board knowledge and insight into overseeing and evaluating the management of our company.

              CHARLES L. SZEWS – Mr. Szews joined our company in 1996 as Vice President and Chief Financial Officer. He was appointed Executive Vice President in 1997, a position in which he served until his appointment to his current position as President and Chief Operating Officer in 2007. Mr. Szews will become our Chief Executive Officer effective as of January 1, 2011. Prior to joining our company, Mr. Szews spent eight years at Fort Howard Corporation holding a series of executive positions. Prior to Fort Howard Corporation, Mr. Szews was an auditor with Ernst & Young serving in various offices and capacities over a ten-year period. Mr. Szews is also a director of Gardner Denver, Inc.

              Mr. Szews' prior service as a director of our company, extensive experience in financial and audit matters and service as our Chief Operating Officer and in various other senior executive positions with our company bring the Board knowledge and insight into our company's global operations and a thorough understanding of our products and markets and our company's dealings with our customers.

              WILLIAM S. WALLACE – Gen. (Ret.) Wallace has not previously served as a director of our company. Gen. (Ret.) Wallace currently acts as an independent consultant to various organizations and businesses serving the Department of Defense. He served as the Commanding General of the U.S. Army Training and Doctrine Command from 2005 to 2008. Prior to that, he served as the Commanding General of the Joint Warfighting Center U.S. Joint Forces Command from 1999 to 2001, as Commanding General of the Fifth U.S. Corps in Germany and Iraq from 2001 to 2003, and as Commanding General of the U.S. Army Combined Army Center at Fort Leavenworth, Kansas from 2003 to 2005. During his almost 40-year career in the Army, he served in multiple roles and had diverse duties ranging from responsibility for the development and distribution of joint forces training policy and joint forces doctrine while serving at the Joint Warfighting Center to responsibility for managing the training efforts at 32 schools at 16 Army installations while serving at the U.S. Army Training and Doctrine Command. In both Vietnam and Iraq, Gen. (Ret.) Wallace led U.S. soldiers in combat. He currently serves as a director of CACI International Inc., a leading provider of a wide range of technology services for customers that include the Department of Defense and other federal government agencies.

              Gen. (Ret.) Wallace's distinguished military service, extensive experience in military command positions and knowledge of military operations will bring our Board knowledge and insight into issues our company faces in dealing with key government customers such as the Department of Defense.

              Heidrich & Struggles recommended Gen. (Ret.) Wallace to the Governance Committee as a well-qualified and credentialed candidate to serve on our Board following a national search. The Governance Committee recommended Gen. (Ret.) Wallace for election to the Board following its review of his qualifications in light of the criteria in our Corporate Governance Guidelines and the minimum qualifications that the Board and Corporate Governance Committee has established and personal interviews with Gen. (Ret.) Wallace. Our Board of Directors has determined that Gen. (Ret.) Wallace does not have a material relationship with us and is independent under NYSE listing standards.

              None of our directors or executive officers has any family relationship with any other director or executive officer.

Committees of the Board of Directors

              Our Board of Directors has four standing committees: the Audit Committee, the Executive Committee, the Governance Committee and the Human Resources Committee. The members and responsibilities of these Committees as of the date of the Notice of Internet Availability of Proxy Materials are set forth below.

Committee Membership (*Indicates Chair)

Audit Committee	Governance Committee
J. William Andersen	Richard M. Donnelly
Harvey N. Medvin	Frederick M. Franks, Jr.
Craig P. Omtvedt*	Michael W. Grebe*
Richard G. Sim	J. Peter Mosling, Jr.
Executive Committee	Human Resources Committee
Robert G. Bohn*	Richard M. Donnelly*
Richard M. Donnelly	Frederick M. Franks, Jr.
Michael W. Grebe	Michael W. Grebe
Craig P. Omtvedt	John J. Hamre
Kathleen J. Hempel

Audit Committee

              The Audit Committee oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It assists Board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our independent registered public accounting firm's qualifications and independence. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. It oversees the activities of our internal audit function, which currently is provided under contract by Ernst & Young, LLP. The Audit Committee has a charter that specifies its responsibilities and the Audit Committee believes it fulfills its charter. All members of the Audit Committee are independent directors as defined under NYSE listing standards and SEC rules. All members of the Audit Committee are financially literate under the applicable NYSE listing standards. Our Board of Directors has determined that Harvey N. Medvin, Craig P. Omtvedt and Richard G. Sim are "audit committee financial experts" as defined under SEC rules.

              The Audit Committee met eight times during fiscal 2010. Our independent registered public accounting firm and internal auditors met with the Audit Committee with and without representatives of management present. See "Report of the Audit Committee" on page 16.

Executive Committee

              The Executive Committee exercises certain delegated powers and authority to act when a decision is essential and it is not possible to convene a meeting of the full Board in a timely manner. Actions of the Executive Committee require unanimous consent of all members and do not require ratification by the Board, but may be amended, rescinded or revoked by the Board. The Executive Committee did not meet during fiscal 2010. With the exception of Mr. Bohn, the members of the Executive Committee are independent directors as defined under NYSE listing standards.

Governance Committee

              The Governance Committee identifies individuals qualified to become Board members and recommends nominees to the Board for election as directors. It also oversees the evaluation of the performance of the Board, makes recommendations to the Board regarding Board and Committee structure, including Committee charters and corporate governance, and is responsible for conducting an annual Board self-evaluation. The Governance Committee has developed, and the Board adopted, a set of corporate governance guidelines applicable to our company. The Governance Committee met two times during fiscal 2010. All members of the Governance Committee are independent directors as defined under NYSE listing standards and SEC rules.

              The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third-party search firms and other sources. In evaluating candidates, the Governance Committee considers attributes of the candidate (including strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge) and the needs of the Board. However, the Board and the Governance Committee believe the following minimum qualifications must be met by a director candidate to be recommended as a director nominee by the Governance Committee: (i) each director nominee must display the highest personal and professional ethics, integrity and values; (ii) each director nominee must have the ability to make independent analytical inquiries and to exercise sound business judgment; (iii) each director nominee must have relevant expertise and experience and an understanding of our business environment and be able to offer advice and guidance to our Board of Directors and executives based on that expertise, experience and understanding; (iv) director nominees generally should be active or former chief or other senior executive officers of public companies or leaders of major complex organizations, including commercial, scientific, government, educational and other non-profit institutions; (v) each director nominee must be independent of any particular constituency, be able to represent all shareholders of our company and be committed to enhancing long-term shareholder value; (vi) each director nominee must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business; and (vii) unless otherwise determined by the Governance Committee, a director nominee may not have attained the age of 72. Our Board and the Governance Committee also believe that at least one director should have the requisite experience and expertise to be designated as an "audit committee financial expert" as defined by applicable rules of the SEC.

              The Governance Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Governance Committee will consider individuals recommended by shareholders for nomination as a director for available seats on the Board if the shareholder complies with the procedures for recommendations described under "Other Matters." Our By-Laws require that shareholders give advance notice and furnish certain information to us if they wish to nominate a person for election as a director.

              Our Corporate Governance Guidelines have long provided that our Board is committed to a diversified membership, in terms of both the diversity of the individuals serving on our Board and their various experiences and areas of expertise. As part of its process of identifying director candidates, the Governance Committee considers the attributes of existing directors and directs the third-party executive search firm that it retains to assist it in the search for candidates to serve on our Board to identify candidates who would contribute to diversity, taking into account the attributes of existing directors. As part of its annual self-evaluation, the Governance Committee assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates.

Human Resources Committee

              The Human Resources Committee's basic responsibility is to assure that the non-employee members of our Board of Directors, the Chief Executive Officer, other executive officers and key management are compensated effectively and in a manner consistent with our stated compensation philosophy and objectives, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Human Resources Committee oversees our organizational, personnel, compensation, and benefits policies and practices. It establishes the compensation for executive officers and oversees the administration of other executive compensation and benefit plans. The Human Resources Committee met six times in fiscal 2010. All members of the Human Resources Committee are independent directors as defined under NYSE listing standards.

              The Human Resources Committee has retained the services of an external compensation consultant, Towers Watson. The mandate of the consultant is to serve us and work for the Human Resources Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations. The nature and scope of services rendered by Towers Watson on the Human Resources Committee's behalf is described below:

  •
  Analyses of general industry compensation data and updates of trends in executive compensation;

  •
  Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting executive compensation and benefit programs;

  •
  Guidance on overall compensation program structure, executive compensation levels, and executive employment agreement terms;

  •
  Preparation for and attendance at selected management, committee or Board of Directors meetings; and

  •
  Recommend competitive positioning of outside director compensation.

              The Human Resources Committee has the final authority to hire and terminate the consultant, and the Human Resources Committee evaluates the consultant periodically.

              In addition to Towers Watson's work for the Human Resources Committee during fiscal 2010, management purchased compensation survey products directly from Towers Watson. We paid Towers Watson at its standard rates for all services it provided to us. The purchase of the survey products was not related to or connected with the work that Towers Watson performed for the Human Resources Committee. Billings for work performed for the Human Resources Committee were approximately 85% of the total amount we paid to Towers Watson in fiscal year 2010.

              The compensation decisions that the Human Resources Committee makes may reflect factors and considerations other than the information and recommendations that Towers Watson, management or any other advisor to the Committee provides. The Human Resources Committee has the authority to determine the terms of Towers Watson's engagement as a compensation consultant. Also, the Human Resources Committee: (i) has sole authority to retain and terminate Towers Watson or any other compensation consultant; (ii) meets with Towers Watson without management being present; and (iii) evaluates the quality and objectivity of Tower Watson's services annually. Based on these policies and procedures, the Human Resources Committee believes that the advice it receives from Towers Watson is independent, objective and not influenced by any other relationships that Towers Watson may have with our company.

              We provide additional information regarding the Human Resources Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under "Executive Compensation—Compensation Discussion and Analysis."

Corporate Governance Documents

              We make our Corporate Governance Guidelines and the written charters of the Audit Committee, the Governance Committee and the Human Resources Committee of our Board of Directors available, free of charge, on our website at www.oshkoshcorporation.com. The website includes our current Corporate Governance Guidelines and our amended Corporate Governance Guidelines.

              We have adopted the Oshkosh Corporation Code of Ethics applicable to directors and senior executives that applies to our directors and senior executives, including our Chairman and Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and Chief Financial Officer, our Senior Vice President Finance and Controller and other persons performing similar functions. We have also adopted a Code of Ethics and Standards of Conduct that apply to all of our employees. We make both of such Codes available on our website at www.oshkoshcorporation.com, and each such Code is available in print to any shareholder who requests it from our Secretary at the address above.

              We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement.

Policies and Procedures Regarding Related Person Transactions

              Our Board of Directors adopted a written code of ethics and standards of conduct, known as "The Oshkosh Way", for all employees. Further, the Board approved and distributed to our directors and named executive officers a Code of Ethics applicable to directors and senior executives. Our named executive officers are required to acknowledge in writing that they have received, reviewed and understand the requirements of the latter Code of Ethics and further acknowledge that failure to fully comply with this Code of Ethics can subject them to discipline, up to and including removal from our Board of Directors or termination of employment.

              This Code of Ethics requires the prompt disclosure to our General Counsel or the Chair of the Audit Committee of any proposed transaction or relationship that could create or appear to create a conflict of interest. The Code of Ethics provides, "the phrase 'actual or apparent conflict of interest' shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts and any other personal, business or professional relationship or dealing that has a reasonable possibility of creating even the mere appearance of impropriety." Additionally, the Code of Ethics prohibits directors and senior executives from taking personal advantage of business opportunities that we typically would pursue or in which we may be interested.

              The Governance Committee is responsible for the administration of this Code of Ethics, which specifically provides that there is a "firm bias" against waivers of the Code of Ethics.

Oversight of Risk Management by Our Board of Directors

              Our Board is responsible for general oversight of our risk management. The Board focuses on the most significant and material risks facing our company and ensures that management develops and implements appropriate risk mitigation strategies. The Board also responds to particular risk management issues as part of its general oversight of our company and in connection with its review and approval of corporate matters.

              The Board has delegated its responsibilities for oversight of our risk management program to the Audit Committee. The Audit Committee evaluates and discusses the material risks that could impact our company's performance, operations and strategic plans. We have implemented our Organization Risk Management program, which we refer to as the ORM Program, to assist the Audit Committee in evaluating and discussing responses to material risks that we may face. The ORM Program identifies our potential exposure to risks that include strategic, operational, financial, knowledge and legal and regulatory compliance risks. Our senior management is responsible for the administration of the ORM program and conducts assessments and evaluations of potential risks for each of our business segments and our company as a whole. Our senior management then develops mitigation strategies to address these potential risks.

              Senior management reports these risk assessments and mitigation strategies to the Audit Committee. The Audit Committee then considers and discusses these risk assessments and mitigation strategies. Additionally, senior management and the Audit Committee report to the Board on material risk assessments and mitigation strategies as part of the strategic plan updates that they give to the Board during the fiscal year. Senior management reviews and prioritizes these risk assessments and mitigation strategies and reports to the Audit Committee on risk management results to effectively manage our risk profile. The ORM Program is designed to: (i) provide the Audit Committee with an assessment of our potential exposure to material risks; (ii) inform the Audit Committee as to how our senior management addresses and mitigates such potential material risks; and (iii) allow the Audit Committee to evaluate how these risks may impact our performance, operations and strategic plans and ensure that senior management is implementing effective mitigation strategies as necessary. We believe our ORM Program provides an effective approach for addressing the potential risks we face and enables the Audit Committee and our Board to fulfill their general risk oversight functions.

              In addition to the ORM Program, each of the Audit Committee, Human Resources Committee and Governance Committee routinely monitors the various risks that fall under that Committee's respective area of responsibility. The Audit Committee monitors risks related to our financial and accounting controls as well as legal and regulatory compliance risks. The Governance Committee monitors risks related to our corporate governance. The Human Resources Committee considers and monitors the impact of our compensation programs on our risk exposure. Each Committee then routinely reports on its actions to the full Board. This coordination of risk management allows our Board and the Committees to effectively manage the risk oversight function of our company, especially, the management of interrelated risks.

Board Leadership Structure

Independent Directors

              Our Board believes that having an independent board of directors greatly enhances its ability to provide effective governance and oversight. Currently, over 80% of our directors and all of the members of our Audit Committee, Human Resources Committee and Governance Committee are independent directors. In addition, our non-employee, independent directors, regularly meet in executive sessions without our officers present.

              Under the Corporate Governance Guidelines in effect as of the date of this Proxy Statement, the Chairman of the Governance Committee serves as our lead independent director, which we refer to as our Presiding Director. The Board amended our Corporate Governance Guidelines effective as of the

Annual Meeting to provide that our Chairman of the Board will assume the multiple leadership functions that the Presiding Director currently fulfills. These include: (i) chairing meetings of our non-employee, independent directors; (ii) serving as the liaison between our independent directors and management; (iii) helping prepare the master agenda of items that the Board reviews and considers; and (iv) assisting the Human Resources Committee in its annual evaluation of the Chief Executive Officer's performance. It is our belief the roles the Presiding Director plays in our leadership structure, which our Chairman will assume following the Annual Meeting, ensure our Board acts responsively and independently in overseeing the management of our company.

Roles of Chairman and Chief Executive Officer

              Previously, our Corporate Governance Guidelines allowed the Board to select the Chairman of the Board in the manner the Board deemed to best serve our company's and shareholders' interests. Currently, Robert G. Bohn serves as our Chairman and Chief Executive Officer. The Board believed that combining the roles of Chairman and Chief Executive Officer: (i) ensured that one person had primary responsibility for managing our business operations under the Board's supervision; (ii) allowed a single leader to direct our management while serving as the key link between the Board and management; and (iii) ensured that important business, strategy and operational issues were brought to the Board's attention.

              Recently, our Board has determined that separating the roles of Chairman and Chief Executive Officer will: (i) permit more effective assessment of the Chief Executive Officer's performance; (ii) provide a more effective means for the Board to express its views on our management; and (iii) enable the Chairman to focus more on our corporate governance and serving shareholders' interests while allowing the Chief Executive Officer to focus more directly on managing our operations and growing our company. Accordingly, on September 20, 2010, the Board approved our Restated By-Laws and our amended Corporate Governance Guidelines. Under our Restated By-Laws and amended Corporate Governance Guidelines, following the Annual Meeting, the Chairman of the Board must be a director that the Board has determined to be independent in accordance with the listing standards of the NYSE and one who has not previously served as an executive officer of the Company. As a result, separate individuals will serve as our Chairman and Chief Executive Officer and an independent director will serve as our Chairman effective as of the date of the Annual Meeting. We believe this new leadership structure will foster even more effective governance and oversight of our company by the Board.

REPORT OF THE AUDIT COMMITTEE

              The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our financial reporting and disclosure responsibilities, accounting functions and internal controls. The Audit Committee acts under a written charter, which our Board of Directors first adopted in 1997 and last amended in September 2007. Each of the members of the Audit Committee is independent as defined by the NYSE's listing standards and SEC rules.

Audit and Non-Audit Fees

              The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the fiscal years ended

September 30, 2010 and September 30, 2009 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2010	2009
Audit fees (1)	$2,688,100	$3,045,700
Audit-related fees (2)	80,400	72,000

Total	$2,768,500	$3,117,700

              (1)          Audit fees consisted principally of fees for the audit of our annual consolidated financial statements, for reviews of the interim condensed consolidated financial statements included in our Forms 10-Q, for review of registration statements and issuance of comfort letters in connection with our equity offering during fiscal 2009 and our senior notes offering during fiscal 2010 and for work in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting.

              (2)          Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not reported under "Audit fees." These services primarily relate to employee benefit plan audits.

Pre-approval of Services by the Independent Registered Public Accounting Firm

              The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

              Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee Chair or one or more of its members. The member or members to whom such authority is delegated report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to us by our independent registered public accounting firm.

              The Audit Committee pre-approved the provision of all of the services described above and has considered and determined that the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP.

              The Audit Committee reviews our financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2010 with our management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the internal controls over financial reporting based upon the criteria established in Internal Control –

Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

              The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, Communication With Audit Committees, and Rule 2-07 of SEC Regulation S-X. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence.

              In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, for filing with the SEC.

AUDIT COMMITTEE

Craig P. Omtvedt, Chair
J. William Andersen
Harvey N. Medvin
Richard G. Sim

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Other Large Shareholders

              The following table shows the beneficial ownership of Common Stock of each director, each director nominee, each named executive officer appearing in the Summary Compensation Table on page 37, each other shareholder owning more than 5% of our outstanding Common Stock and the directors and executive officers (including the named executive officers) as a group.

              "Beneficial Ownership" means more than "ownership" as that term commonly is used. For example, a person "beneficially" owns stock if he or she owns it in his or her name or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after November 30, 2010 as, for example, through the exercise of a stock option.

              Except as otherwise stated in the footnotes to the following table, information about Common Stock ownership is as of November 30, 2010. At the close of business on November 30, 2010, there were 90,741,624 shares of Common Stock outstanding. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
J. William Andersen (1)(2)	36,722	*
Robert G. Bohn (1)	786,166	*
Richard M. Donnelly (1)	36,835	*
Frederick M. Franks, Jr. (1)(3)	54,333	*
Michael W. Grebe (1)	58,549	*
John J. Hamre (1)	4,302	*
Kathleen J. Hempel (1)	58,549	*
Wilson R. Jones (1)	59,332	*
Leslie F. Kenne (1)	312	*
Joseph H. Kimmitt (1)	122,802	*
Harvey N. Medvin (1)	26,578	*
J. Peter Mosling, Jr. (1)	195,425	*
Craig P. Omtvedt (1)	15,353	*
David M. Sagehorn (1)	114,454	*
Richard G. Sim (1)(4)	94,928	*
Charles L. Szews (1)(5)	375,973	*
William S. Wallace	—	—
All directors and executive officers as a group (1)	2,535,918	2.74%
Blackrock, Inc. (6)	5,257,988	5.79%

              *            The amount shown is less than 1% of the outstanding shares of Common Stock.

              (1)          Amounts shown include 21,649 shares for J. William Andersen, 621,166 shares for Robert G. Bohn, 26,649 shares for Richard M. Donnelly, 45,649 shares for Frederick M. Franks, Jr., 45,649 shares for Michael W. Grebe, 216 shares for John J. Hamre, 45,649 shares for Kathleen J. Hempel, 46,832 shares for Wilson R. Jones, 103,166 shares for Joseph H. Kimmitt, 10,849 shares for Harvey N. Medvin, 45,649 shares for J. Peter Mosling, Jr., 2,166 shares for Craig P. Omtvedt, 91,966 shares for David M. Sagehorn, 45,649 shares for Richard G. Sim, 249,300 shares for Charles L. Szews, and 1,826,699 shares for all directors and executive officers as a group that such persons have the right to acquire pursuant to stock options exercisable within 60 days of November 30, 2010. Amounts also include shares of restricted Common Stock, which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 12,500 shares for Wilson R. Jones, 312 shares for Leslie F. Kenne, 20,000 shares for David M. Sagehorn, and 67,084 shares for all directors and executive officers as a group. Amounts shown also include restricted stock units under our Deferred Compensation Plan for Directors and Executive Officers, a portion which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 5,823 units for J. William Andersen, 2,286 units for Richard M. Donnelly, 1,112 units for Craig P. Omtvedt, and 10,748 units for all directors and executive officers as a group. Amounts shown also include units deemed to be invested in shares of our Common Stock that are credited to the following individuals' accounts in the following amounts under the Deferred Compensation Plan: 2,561 units for John J. Hamre, 8,829 units for Harvey N. Medvin, 20,400 units for Richard G. Sim, and 32,804 units for all directors and executive officers as a group. Restricted stock units and units held under the Deferred Compensation Plan will be distributed in the form of shares of our Common Stock.

              (2)          Amounts shown do not include 540 shares owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

              (3)          Amounts shown include 1,296 shares as to which ownership is shared with Denise L. Franks, Gen. (Ret.) Frank's wife.

              (4)          Amounts shown do not include 10,000 shares owned by Cynthia J. Robinson-Sim, Mr. Sim's wife, as to which he disclaims beneficial ownership.

              (5)          Amounts shown include 9,200 shares as to which ownership is shared with Rochelle A. Szews, Mr. Szews' wife.

              (6)          Amount shown is as described in the Schedule 13G that Blackrock, Inc. filed with the SEC on January 29, 2010. Blackrock, Inc. is located at 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

              The Securities and Exchange Act of 1934 requires our directors, executive officers, controller and any persons owning more than 10% of our Common Stock to file reports with the SEC regarding their ownership of our Common Stock and any changes in such ownership. Based upon our review of copies of these reports and certifications given to us by such persons, we believe that our directors, executive officers and controller have complied with their filing requirements for fiscal 2010. However, forms reporting two transactions on behalf of Thomas J. Polnaszek, relating to the award of Mr. Polnaszek's deferred bonus, and two transactions on behalf of Michael J. Wuest, relating to the rebalancing of Mr. Wuest's deferred compensation account, were not timely filed. In addition, the one untimely filing on behalf of Frederick M. Franks, Jr. was related to an exercise of stock options.

REPORT OF THE HUMAN RESOURCES COMMITTEE

              The Human Resources Committee of our Board of Directors has reviewed and discussed the following "Compensation Discussion and Analysis" for fiscal 2010 and has further discussed and reviewed it with management. Based on their review and analysis, the Human Resources Committee recommended to our Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement, and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

HUMAN RESOURCES COMMITTEE

Richard M. Donnelly, Chair
Frederick M. Franks, Jr.
Michael W. Grebe
John J. Hamre
Kathleen J. Hempel

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

              "Honesty, Accountability, Respect and Citizenship" are the four cornerstone values of our Code of Ethics. These values serve as our compass, guiding our decisions as we develop, market, sell and service our products, and when we recruit, hire and develop employees. We are particularly mindful of the value of accountability as we make decisions regarding compensation.

              It is important that our compensation philosophy, programs and practices support our Board of Directors, executive officers and employees as they work to meet and exceed both customer and shareholder expectations.

              We have four distinct business segments: Defense, Access Equipment, Fire & Emergency, and Commercial. Each of these segments markets products globally in diverse customer channels. In addition to the growth of each of these business operations, we are committed to diversifying our product lines through new product development and, as we reduce our leverage, selective acquisitions. We have designed this business model to help us achieve long-term growth that we believe will in turn lead to increased shareholder value. Successful execution of this model requires building an executive team that has exceptional strategic vision and leadership skills developed through significant experience, in-depth product knowledge, and noteworthy personal accomplishments. We have developed our compensation philosophy, programs and practices to support our strategy.

              It is important that we disclose our compensation philosophy and strategies to our shareholders so that they will have confidence in the integrity and goals of our compensation programs. This Compensation Discussion and Analysis explains our compensation programs and policies for fiscal year 2010, and in certain instances our plans for fiscal year 2011, and how those programs and policies affected the compensation we paid to the following, who are our named executive officers:

Robert G. Bohn, Chairman and Chief Executive Officer
David M. Sagehorn, Executive Vice President and Chief Financial Officer
Charles L. Szews, President and Chief Operating Officer
Wilson R. Jones, Executive Vice President and President, Access Equipment Segment
Joseph H. Kimmitt, Executive Vice President, Government Operations and Industry Relations

Oversight

              Our fiscal year 2010 ended September 30, 2010. During fiscal year 2010, the Human Resources Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, consisted of the following independent directors: Mr. Richard M. Donnelly (Chairperson effective as of January 1, 2010), Gen. (Ret.) Frederick M. Franks, Jr., Mr. Michael W. Grebe, Mr. John J. Hamre, and Ms. Kathleen J. Hempel (Chairperson until January 1, 2010). As its charter provides, the Committee establishes, oversees, and approves the compensation programs, awards, practices and procedures for our executive officers.

              The Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. In fiscal year 2010, the Committee retained Towers Watson as its advisor on issues related to the Committee's responsibilities. Throughout the year, the Committee regularly evaluated Towers Watson's performance. See "Governance of the Company – Committees of the Board of Directors – Human Resources Committee" for more information on the processes and procedures of the Committee, including the role of Towers Watson in assisting the Human Resources Committee as it sets executive officer and non-employee director compensation.

Compensation Philosophy and Objectives

              We believe it is important that our compensation programs directly link a significant portion of our executives' compensation to defined performance standards so that we:

  •
  Give executives an incentive to perform with the interests of our shareholders in mind;

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  Build a senior leadership team with the skills needed to successfully execute our strategy, be competitive in the relevant marketplace, and increase the long-term market value of our company;

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  Retain key executives, recognizing that our size and record of growth have made our executives frequent targets of executive search firms;

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  Motivate our senior leaders to perform at their highest level; and

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  Provide a balance between rewards that executives earn for annual results and those that they earn for strategic decisions that we expect will ensure sustainable long-term company performance.

              Consistent with these objectives, the Committee has designed compensation programs that have varying time frames for earning and payment and involve both cash and equity awards. These include:

  •
  Annual Compensation: Base salary, annual cash incentive awards tied to annual performance goals, and certain limited perquisites and employee benefits;

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  Long-Term Compensation: Equity-based long-term incentive awards; and

  •
  Compensation Following Service: Benefits under qualified pension plans, retirement plans for senior executives, non-qualified deferred compensation plans, and employment and severance agreements.

              Because we want our executives' compensation to vary with our financial and share price performance, we designed our incentive compensation programs to reward improvement of operating income, improvement in efficiency of use of net working capital, return on invested capital and appreciation of our share price. For fiscal year 2010, the Committee expected significantly improved results in our Defense segment due to the award of the MRAP All Terrain vehicle (M-ATV) contract to our company in fiscal year 2009, and the Committee took that expectation into account in designing incentive compensation for fiscal year 2010.

Annual Compensation Plans Design Review

              The Committee annually evaluates our compensation plans to determine if it is appropriate to make changes in plan design, types of awards or levels of pay. This evaluation includes a review of Towers Watson's analyses of general industry compensation data, which provides comparative references for the Committee that we describe in more detail below. These analyses give the Committee an understanding of each executive's total direct compensation package so the Committee can determine if our compensation structure is consistent with our goals.

              Towers Watson also provides the Committee with updates regarding trends in executive compensation, recommendations for outside director and executive officer compensation, summaries of new or proposed regulations affecting executive compensation and special reports responding to specific inquiries from the Committee. The Committee also solicits Towers Watson's recommendations for changes to our methods of compensating executive officers in light of these general developments as well as factors specifically affecting our company.

              This information leads the Committee to adopt the performance measures we use for our annual cash incentive awards and the elements of our equity-based long-term incentive awards.

              As an example of this process, in September 2009, the Committee decided to use a Consolidated Operating Income performance measure for fiscal year 2010 rather than an Earnings Per Share performance measure that it had used for fiscal year 2009 to place greater emphasis on maximizing the income that is taken into account for financial covenant compliance calculation purposes under our credit agreement. In light of our lower outstanding debt in September 2009, for fiscal year 2010, the Committee approved a Return on Invested Capital performance measure that we had used prior to fiscal year 2009 to emphasize performance related to peer companies, replacing a corporate days net working capital improvement performance measure (our year over year improvement in Days Net Working Capital, or DNWCI) that it had used for fiscal year 2009. The Committee recognized that Return on Invested Capital is a more commonly used performance measure for corporate executives than DNWCI and still placed emphasis on debt reduction and strong balance sheet management. Return on Invested Capital also appealed to the Committee because it is a relative performance measure, requiring company performance to exceed certain thresholds relating to a peer group of companies in determining a portion of our executives' annual compensation.

Determining Pay Levels

              On an annual basis, Towers Watson provides the Committee various analyses of general industry compensation data from its Executive Compensation Database, a survey of over 900 companies. We use this database because we believe the size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent.

              Towers Watson compiles data regarding base salary, target and actual annual cash incentive awards and long-term incentive awards for these companies. The data reflects the individual responsibilities of each position and company revenue size. Through a regression analysis, Towers Watson adjusts the base salary and annual cash incentive data to match our revenue size using our estimates of our annual revenues for the then current fiscal year. At the time that the Committee took action relating to fiscal year 2010 compensation in September 2009, fiscal year 2009 was the then current fiscal year, and the Committee noted our estimates for 2009 revenues were lower than our reported 2008 revenues.

              For long-term incentive awards, Towers Watson compiles a long-term incentive report, which is a subset of its Executive Compensation Database. This report includes long-term incentive values for executives who perform duties at a subset of companies whose revenue is both higher and lower than ours that correspond to the duties that each of our named executive officers perform. For fiscal year 2010, Towers Watson used all companies within its Long-Term Incentive Plan Report with revenues between $6 billion and $10 billion in revenue in this report except that, with respect to long-term incentive awards for Mr. Jones as President of our Access Equipment segment, Towers Watson used companies with a revenue size of $1.75 billion.

              The Committee requests the Towers Watson data at the 25th, 50th, 60th, 70th and 75th percentile levels for base salary, target and actual annual cash incentive awards, and long-term incentive awards for each of our executive positions at companies whose total revenue, as reported, corresponds to our total revenue and whose executive positions have responsibilities that correspond to the responsibilities of our executive officers. The Committee made compensation decisions for fiscal years 2010 and 2011 at the Committee's meetings in September 2009 and 2010, respectively, and used survey data that Towers Watson provided to us in August 2009 and August 2010, respectively.

              The Committee also approved mid-year compensation changes for Mr. Jones, who was promoted to the position of President of our Access Equipment segment in June 2010. After reviewing the Towers Watson Executive Compensation Database and the long-term incentive report that Towers Watson provided to us in August 2009 and considering Mr. Jones' promotion to a new role, his past performance, his experience and the fact that he agreed to relocate, the Committee approved a 14.7% increase in Mr. Jones' base salary. Mr. Jones also received a one-time cash award in the amount of his base salary on June 1, 2010. Mr. Jones must repay the cash award to us if his employment with us terminates for any reason other than death or disability prior to June 2011. As a result, we do not include this award in the compensation that we disclose for Mr. Jones in the Summary Compensation Table. The Committee also approved a grant of restricted stock that has a three-year vesting period with one-third vesting each year. The Committee approved these measures both as an incentive to accept his new position and as a retention incentive after taking into account the information that Towers Watson had provided.

              The Committee considers contributions of the executive officers by a review of their performance for the current year as compared to objectives that the Committee established the previous year. In setting performance objectives, the Committee considers the recommendations of Mr. Bohn and Mr. Szews for each executive reporting to them. These performance objectives can emphasize the following financial and operational goals: earnings per share, revenue growth, cash flow improvement, working capital management, earnings growth, return on invested capital, operating income, operating income growth, operating income as a percent of revenue, customer relations, operational efficiency, international expansion, successful acquisition integration, debt reduction, cost containment, process improvement, innovation, talent development and implementation of lean manufacturing principles. Specific objectives for each executive reflect the responsibilities of their individual positions. The Committee independently sets similar performance objectives for the Chief Executive Officer. In addition, the Committee evaluates in a subjective manner each executive's leadership, technical skills and personal growth and development.

Base Salary

              When reviewing executive base salaries for fiscal year 2010 at its September 2009 meeting, the Committee noted our estimates for 2009 revenues were lower than our reported 2008 revenues. The Committee also noted that Mr. Bohn, in his discussion with the Committee, recognized the impacts of the global recession and credit crisis on our financial results and expressed his desire to keep base salaries in fiscal year 2010 unchanged from levels effective at the end of fiscal year 2009. The Committee determined that maintaining executive salaries at existing levels was consistent with the current practice of similarly sized companies in the Towers Watson database. As a result, in September 2009, the Committee approved no increases to the base salaries of our named executive officers for fiscal year 2010.

              As we discuss above, the Committee approved mid-year compensation changes for Mr. Jones, who was promoted to the position of President of our Access Equipment segment in May 2010. After reviewing the Towers Watson Executive Compensation Database provided to us in August 2009 and considering his new role and past performance and experience, the Committee approved a 14.7% increase in Mr. Jones' base salary.

              For its review and adjustment of base salaries at its September 2010 meeting, the Committee used the Towers Watson Executive Compensation database that Towers Watson provided to us in August 2010 by position to evaluate the competitiveness of our named executive officers' base salaries. The Committee generally believes base salaries that are within a range of the 50th percentile for this database are competitive. To ensure the accuracy of this comparison, the Committee reviewed the position descriptions that Towers Watson used to validate that the positions fully reflect our expectations for the corresponding position. The Committee then reviewed the performance objectives identified above so that its base salary decisions for each executive reflected his performance and were otherwise consistent with all our compensation goals.

              After analyzing the data and performance information, at its September 2010 meeting, the Committee made the following salary adjustments for fiscal 2011.

Named Executive Officer	Base Salary Adjustments as a % of Base Salaries
Mr. Bohn	0%
Mr. Sagehorn	21.5%
Mr. Szews	0%
Mr. Jones	12.8%
Mr. Kimmitt	3%

              Mr. Bohn did not receive a salary increase due to his impending retirement from his position as Chief Executive Officer effective December 31, 2010 and from his position as Chairman of the Board effective February 1, 2011. Mr. Szews did not initially receive a salary increase as President and Chief Operating Officer in light of his promotion to President and Chief Executive Officer, which will become effective January 1, 2011.

              Mr. Sagehorn's base salary increased 21.5% to bring him to approximately the 50th percentile for his position recognizing his contributions in helping achieve significant cash flow generation and debt reduction during a period of extreme economic weakness, his three-year tenure in his position, and his more than ten years of service with the company in financial positions of increasing responsibility. After reviewing the Towers Watson Executive Compensation Database and considering his new role as President of our Access Equipment segment, we increased Mr. Jones' salary 12.8% which places him just below the 60th percentile. The Committee believed this increase in Mr. Jones' salary to just below the 60th percentile was reasonable because it reflects his strong performance in his new role as the President of our Access Equipment segment and recognizes the challenges he faces that are associated with growing a business in a reviving market with extensive international operations.

              The Committee noted that Mr. Kimmitt received a 3.0% increase in his base salary as this amount was consistent with increases for other executive officers and was appropriate to maintain his salary at a competitive level as compared with specified defense industry companies.

              At the Committee's November 2010 meeting, the Committee approved a 46.0% increase in Mr. Szews' base salary. The increase became effective as of October 1, 2010. The Committee acted in recognition of Mr. Szews' promotion to President and Chief Executive Officer, which will become effective January 1, 2011, and his efforts to transition to the position of President and Chief Executive Officer prior to that time.

Annual Cash Incentive Awards

              Our annual cash incentive plan links compensation to the achievement of specific short-term corporate performance goals that the Committee establishes each year, generally at its September meeting. Under this plan, we tie a significant portion (in fiscal year 2010, up to a maximum 200% of base salary for Mr. Bohn, 160% of base salary for Mr. Szews and 120% of base salary for Messrs. Sagehorn, Jones, and Kimmitt) of an executive's annual compensation to our performance.

              For the named executive officers (except Mr. Jones), the Committee used both a Consolidated Operating Income and a Return on Invested Capital performance measure for fiscal year 2010. The Committee set the fiscal year 2010 Consolidated Operating Income goal at a level significantly higher than our consolidated operating income results for fiscal year 2009, largely reflecting the Committee's expectation of significantly improved results in the Defense segment due to the award of the M-ATV contract to our company in fiscal year 2009. When the Committee set the fiscal year 2010 Consolidated Operating Income goal in September 2009, the Committee determined that there was a reasonable likelihood that executives would receive cash incentive payments approximately at target payment levels.

              For Mr. Jones, the Committee initially used a Consolidated Operating Income, Fire & Emergency Segment Operating Income, and a Fire & Emergency Segment DNWCI performance measure for fiscal year 2010. At the point Mr. Jones assumed the role of Executive Vice President and President of our Access Equipment segment on June 1, 2010, the Committee changed his measures to Consolidated Operating Income, Access Equipment Segment Operating Income, and Access Equipment DNWCI for the period of time during the fiscal year that he had responsibility for the Access Equipment segment.

              The performance goal of Return on Invested Capital equals our net income before extraordinary items, nonrecurring gains and losses, discontinued operations and accounting changes plus the after tax cost of interest expense for the four quarters ended June 30, 2010 divided by the simple average of total debt plus shareholders' equity for the five quarters ended June 30, 2010. DNWCI represents our year over year improvement in Days Net Working Capital. Days Net Working Capital is based on average Net Working Capital over the last five fiscal quarters and the average daily sales for the fiscal year. Net Working Capital is defined as current assets (less cash) minus current liabilities (less short term debt). Operating Income equals income before other income/expense, income taxes, and income/equity of our unconsolidated affiliates.

              The Return on Invested Capital measure compares our results to a limited comparator group of companies. Threshold, target and maximum performance levels will be met if our Return on Invested Capital results are at the 25th, 50th and 75th percentiles, respectively, of comparator group Return on Invested Capital. We believe this group is representative of the industrial machinery, construction machinery, heavy truck, and defense industries in which we compete with our products. We believe this smaller and more focused universe of companies improves the reliability of the comparison for the Return on Invested Capital measure because these companies are more likely to have investment needs similar to ours both to support the maintenance and improvement of their infrastructure and to ensure continued growth. For fiscal year 2010, the specific companies in the Return on Invested Capital comparator group were:

Return on Invested Capital
Comparator Group of Companies

Industrial Machinery	Construction, Machinery, Heavy Truck	Defense
Parker-Hannifin Corp.	Cummins Inc.	L-3 Communications Holdings Inc
Danaher Corp.	Terex Corp.	Goodrich Corp.
ITT Corp.	AGCO Corp.	Rockwell Collins, Inc.
Dover Corp.	NACCO Industries, Inc.	Precision Castparts Corp.
Timken Co (The)	Trinity Industries, Inc.	Alliant Techsystems Inc.
SPX Corp.	Manitowoc Company, Inc. (The)	Teledyne Technologies Inc.
Pentair, Inc.	Joy Global Inc.	Hexcel Corp.
Harsco Corp.	Toro Co. (The)	Curtiss Wright Corp.
Briggs & Stratton Corp.	Accuride Corp.	Kaman Corp.
Flowserve Corp.	Wabash National Corp.	Moog Inc.
Kennametal Inc.	Federal Signal Corp
Crane Co.	Wabtec Corp.
Pall Corp.	Greenbrier Companies Inc. (The)
Tecumseh Products Co.
Mueller Industries, Inc.
Lincoln Electric Holdings, Inc.
Donaldson Co. Inc.
Gardner Denver, Inc.
Valmont Industries, Inc.
Barnes Group Inc.
IDEX Corporation

              The Committee established threshold, target, and maximum performance levels at its September 2009 meeting. For the Segment DNWCI and Segment Operating Income performance measures, our Chief Executive Officer presented to the Committee, and the Committee considered, forecasts of our Consolidated Operating Income and our consolidated DNWCI performance for fiscal 2010 that included estimates of the DNWCI and Operating Income performance levels required by each of our four business segments for us to achieve the Operating Income and Consolidated DNWCI forecasts. Management initially recommended the threshold, target, and maximum performance levels, and the Committee made final adjustments and determinations. When making the determinations in September 2009, the Committee looked at our fiscal 2010 budget and anticipated industry trends.

              Threshold performance levels represented our view of an acceptable level of performance short of target that merited receipt of a partial annual cash incentive award in view of our overall performance and desire for improvement in shareholder value.

              Using the 2009 Towers Watson survey data, the Committee set target payout levels to be at approximately the 50th percentile of target annual cash incentive awards for similar executive positions as shown in the Towers Watson Executive Compensation Database.

              We set the maximum performance level to provide incentive to significantly enhance earnings, reduce debt, and grow the business and to ensure that executives would not receive a cash incentive award payment that is significantly above the market data for their positions as reflected in the Towers Watson survey.

              The Committee discussed the weighting between Operating Income and Return on Invested Capital (ROIC) performance measures. For executive officers other than Mr. Jones, the Committee decided that Consolidated Operating Income would comprise 80% of the target weighting and ROIC would comprise 20% of the target weighting. For Mr. Jones, the Committee decided that the Consolidated Operating Income would comprise 20% of the target weighting, Segment Operating Income would comprise 60%, and Segment DNWCI would comprise 20% of the target weighting. At its September 2009 meeting, the Committee set the threshold, target, and maximum Consolidated Operating Income performance levels at $400 million, $485 million, and $570 million, respectively, which were levels substantially above the fiscal year 2009 performance, and ROIC performance levels at the 25th, 50th, and 75th percentile, respectively.

              The Committee structured the annual cash incentive plan for fiscal year 2010 for the named executive officers (other than Mr. Jones) based upon the forecasted financial performance of our company as follows:

	Bonus Weighting	Threshold	Target	Maximum
Consolidated OI	80%	$400 Million	$485 Million	$570 Million
ROIC	20%	25th Percentile of Comparator Group Performance	50th Percentile of Comparator Group Performance	75th Percentile of Comparator Group Performance

OI = Operating Income
ROIC = Return on Invested Capital

              The Committee initially structured the annual cash incentive plan for fiscal year 2010 for Mr. Jones as Executive Vice President and President of our Fire & Emergency segment based upon the forecasted financial performance of our company and the Fire & Emergency segment as follows:

Consolidated Company and Business Segment Financial Performance Measures
	Bonus Weighting	Minimum	Target	Maximum
Consolidated OI	20%	$400 Million	$485 Million	$570 Million
Fire & Emergency OI	60%	$73 Million	$94 Million	$115 Million
Fire & Emergency DNWCI	20%	-60%	-45%	-30%

OI = Operating Income
DNWCI = Days Net Working Capital Improvement Percentage

              At the time of Mr. Jones' appointment to his current position as Executive Vice President and President of our Access Equipment segment on May 30, 2010, the Committee structured the annual cash incentive plan for him for the remainder of fiscal year 2010 based upon a pro rata calculation of the

Access Equipment segment performance measures for the previous president of this segment as follows:

Consolidated Company and Business Segment Financial Performance Measures
	Bonus Weighting	Minimum	Target	Maximum
Consolidated OI	20%	$400 Million	$485 Million	$570 Million
Access Equipment OI	60%	N/A	Breakeven	3% OI Margin
Access Equipment DNWCI	20%	45%	55%	65%

OI = Operating Income
DNWCI = Days Net Working Capital Improvement Percentage

              The Committee approved adjusting threshold, target and maximum values for corporate, the Fire & Emergency segment and the Access Equipment segment to reflect the transfer of our JerrDan business from the Fire & Emergency segment to the Access Equipment segment during fiscal 2010 and to reflect the sale of our European fire apparatus and equipment business early in fiscal 2010 and its related treatment as a discontinued operation for financial reporting purposes. These changes did not affect the compensation of any of the named executive officers except for Mr. Jones. Mr. Jones' annual incentive payout was $11,204 higher as a result of these changes than it would have been absent the changes.

              Messrs. Bohn, Sagehorn, Szews and Kimmitt received maximum performance payouts primarily due to the operating income generated from M-ATV sales of nearly $4.5 billion, which represented a significant increase over the initial M-ATV contract award. Mr. Jones received an award at approximately the target level prorated for his time as Executive Vice President and President of our Fire & Emergency segment and an award at approximately the maximum level pro rated for his time as Executive Vice President and President of our Access Equipment segment.

              In September 2010, the Committee again assigned each executive, other than Mr. Bohn who will be retiring and Mr. Szews, for whom the Committee did not then take action, threshold, target and maximum annual cash incentive award payment levels for fiscal year 2011 after a review of the competitive data from the Towers Watson Executive Compensation Database. To maintain the annual incentive award opportunity at approximately the 50th percentile of the competitive data, the Committee maintained the fiscal year 2010 payout opportunity for fiscal year 2011 for each of the named executive officers as follows:

	Threshold	Target	Maximum
Mr. Sagehorn	30%	60%	120%
Mr. Jones	30%	60%	120%
Mr. Kimmitt	30%	60%	120%

              At the Committee's November 2010 meeting, considering Mr. Szews' promotion to President and Chief Executive Officer, which will become effective January 1, 2011, after a review of the competitive data from the Towers Watson Executive Compensation Database and with an intent to maintain his annual incentive award opportunity at approximately the 50th percentile of the competitive data, the

Committee assigned Mr. Szews threshold, target and maximum annual cash incentive award payment levels for fiscal year 2011 as follows:

	Threshold	Target	Maximum
Mr. Szews	50%	100%	200%

              For fiscal year 2011, the Committee selected Operating Income and Return on Invested Capital as our performance measures, other than for Mr. Jones. This is consistent with the performance measures that it selected for fiscal year 2010. The Committee once again assigned a weighting of 80% for Consolidated Operating Income and 20% for Return on Invested Capital. For Mr. Jones, consistent with fiscal year 2010, the Committee structured the annual cash incentive plan for fiscal year 2011 to reflect a weighting of 20% for Consolidating Operating Income, 60% for Access Equipment Segment Operating Income, and 20% for Access Equipment Segment DNWCI.

              For fiscal year 2011, the specific companies in the Return on Invested Capital comparator group include the companies that were part of the group for fiscal year 2010.

Equity-Based Long-Term Incentive Awards

              We also grant equity-based long-term incentive awards. We structure these awards so that executives receive compensation when long-term shareholder value is increased. We believe these awards help ensure that executives consider the interests of our shareholders when they make long-term strategic decisions. We generally granted two kinds of equity-based long-term incentive awards to the named executive officers in fiscal year 2010: stock options and performance share awards. Each of these awards is subject to the terms of our 2009 Incentive Stock and Awards Plan.

              The Committee believes these equity-based long-term incentive awards are key components of our compensation program. The Committee designs them to encourage a focus on our long-term growth and performance as well as to encourage and facilitate ownership of our Common Stock by those executives from whom a commitment to shareholders is most important. In addition to motivating key executives, we believe equity based awards have proven to be a valuable tool in hiring and retaining key executives so that they remain our employees over time and contribute to increased shareholder value. The Committee generally grants individual equity awards for executives on an annual basis at the September Board meeting prior to the start of our next fiscal year. The only exceptions to this timing for granting equity awards are in the event of a new hire or if an executive officer receives a promotion. For example, the Committee approved equity awards to Mr. Jones on his promotion to Executive Vice President and President of our Access Equipment segment during fiscal year 2010.

              In making equity-based long-term incentive awards in September 2010, the Committee reviewed the relevant data from the 2010 Towers Watson survey, using an estimate of annual revenues for the current fiscal year and companies in the appropriate subset revenue range. The data identifies a competitive dollar value of long-term awards for each position between the 25th and 75th percentiles.

              Except as noted below, the Committee determined to make equity awards in fiscal year 2010 that were generally valued at or below the 50th percentile of competitive long-term incentive award data, while still providing retention value for key executives. In determining actual grants, the Committee decided to award on average 80% stock options and 20% performance shares which is consistent with the mix of awards in fiscal year 2009. The Committee valued stock options using the Black-Scholes valuation model and performance shares using a Monte Carlo simulation model. The total award values of the stock options and performance equity awards to Mr. Jones were above the 75th percentile to recognize performance and as a retention incentive. Mr. Kimmitt's equity award was above the general industry competitive data and just above the 25th percentile for specified defense industry companies.

              Mr. Bohn did not receive equity-based long-term incentive awards in fiscal year 2010 due to his impending retirement from his position as Chief Executive Officer effective December 31, 2010 and from his position as Chairman of the Board effective February 1, 2011. Mr. Szews did not receive equity-based, long-term incentive awards as President and Chief Operating Officer in fiscal year 2010. Based upon a recommendation from Mr. Szews, rather than granting equity-based awards to Mr. Szews in September 2010, the Committee awarded restricted stock to certain executives at that time for purposes of retention and to recognize their performance.

              Our 2009 Incentive Stock and Awards Plan also allows the Committee to grant restricted stock, and the Committee exercises that right in certain circumstances. During fiscal year 2010, the Committee approved a grant of restricted stock to Mr. Jones on his promotion to Executive Vice President and President of our Access Equipment segment. The Committee also approved the September 2010 restricted stock grants that we discussed above. The executives receiving those grants included Mr. Sagehorn. With this award of restricted stock, Mr. Sagehorn's total equity award value was above the 75th percentile.

Stock Options

              The Committee believes stock options are a valuable tool that ties a portion of the executives' compensation to stock price appreciation. Because participants realize value from stock options only when and to the extent that the price of our Common Stock on the date of exercise exceeds the exercise price of the option, there is a strong link between executive decision-making and long-term shareholder value. The Committee also believes stock option grants enable us to attract highly skilled executives in the marketplace which is essential to our long-term success. This form of compensation provides executives with a competitive compensation package and an opportunity to create wealth by becoming owners of our Common Stock.

              Each stock option that the Committee granted in September 2010 permits executives, for a period of seven years, to purchase shares of our Common Stock at the exercise price that is equal to the closing price of our Common Stock on the date of the grant. The stock options that we granted in September 2010 vest in three equal annual installments beginning one year after the grant date.

Performance Share Awards

              The Committee awarded performance shares to our named executive officers in fiscal 2010. Executives earn performance shares only if our total shareholder return, which is defined as stock price appreciation plus dividends, over three years compares favorably to a group of companies. The final number of shares awarded can be zero or can be doubled relative to the target for the award. Performance shares also support the Committee's objective of increasing executive's ownership interest in our company, but only if and to the extent that our total shareholder return reaches a specified level of performance relative to other companies.

              Under this program, executives realize value by receiving performance shares at the end of a specified time period based upon the number of target performance shares for an executive at the start of the period, provided that we achieve the established performance criteria.

              An executive will earn performance shares under the program that the Committee approved in fiscal year 2010 if we achieve a total shareholder return that is at least equal to the 40th percentile of the total shareholder return that the group of companies comprising the Standard & Poor's MidCap 400 Index achieves over the three-year vesting performance period. The Committee chose the Standard & Poor's MidCap 400 Index rather than a more targeted index because it reflects the Committee's view that there is a broad range of investment options available to shareholders.

              The schedule below reflects the percent of target performance shares that an executive could earn at the end of the three-year period based on our performance:

3 Year Total Shareholder Return Percentile	Percent of Target Shares Award Earned
Below 40th Percentile	0%
40th Percentile	50%
60th Percentile	100%
80th Percentile	200%

              The Committee believes the use of performance shares structured in this format will reward executives only if our performance results in our achieving shareholder return similar to companies in the Standard & Poor's MidCap 400 Index. It also reinforces our pay for performance philosophy by providing target (100%) payout only if we achieve at least the 60th percentile, and up to a 200% maximum payout for performance at or above the 80th percentile. This approach adds the element of performance, rather than being a strictly time-based award.

Restricted Stock

              The Committee believes restricted stock is a valuable tool that ties a portion of the executive's compensation to stock price appreciation, and the vesting period helps our company retain the executive. Because participants realize more value to the extent that the price of our Common Stock on the vesting date is higher, there is a link between executive decision-making and shareholder value. The fact that the stock has no value unless the participant remains employed until the vesting date serves as a retention tool.

              Each restricted stock grant that the Committee made in fiscal 2010 has a three-year vesting period with one-third vesting each year.

Retirement Benefits

              We have long offered a variety of plans that provide retirement benefits. The retirement plans for the named executive officers include a 401(k) plan with company matching contributions which we offer to most employees. In addition, all of the named executive officers are eligible to participate in our qualified non-contributory defined benefit pension plan, which we also offer to the salaried employees in our corporate office and Defense business segment. We also offer supplemental executive retirement plans that are only available to executives on the recommendation of the Chief Executive Officer and with Committee approval. See "Pension Benefits" for more information regarding our supplemental executive retirement plans and our pension plan.

Deferred Compensation

              Our named executive officers are also eligible to participate in our Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. This plan allows the deferral of base salary, annual cash incentive awards and performance shares into either an investment program, which pays a guaranteed rate of return based on the prime interest rate plus 1%, or a share program, which mirrors the performance of our Common Stock during the relevant time period, including dividends.

              See "Nonqualified Deferred Compensation" for more information regarding our deferred compensation plans.

Certain Perquisites and Benefit Programs

              During fiscal year 2010, we provided limited perquisites to certain executive officers. For Mr. Bohn, these included payment of expenses related to tax, legal, and financial planning assistance as his employment agreement requires. We also made a payment to Mr. Bohn to reimburse him for taxes he incurred on his perquisites and on that additional payment. We believed this was consistent with the terms of his employment agreement. We made similar payments to other executives relating to expenses they incurred for physical examinations that these executives underwent at our request.

              Our company's Board of Directors has approved Mr. Bohn's and Mr. Szews' service on other company boards in recognition of the valuable professional development opportunities this service presents our senior level management. Mr. Bohn traveled to these board of director meetings on our company's aircraft to minimize travel time and facilitate his service on these boards. The executives are also eligible for or must have annual executive physical examinations at company expense. The Committee believes that annual physicals for these key individuals are necessary to protect the interests of our shareholders and customers by ensuring that these key individuals are healthy enough to perform their responsibilities at the highest level.

              We also provide health and welfare benefit plans to executives under the plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage. Under Mr. Bohn's employment agreement, he is entitled to life insurance equal to three times his base salary and target bonus, and he is entitled to long-term disability benefits of 60% of his base salary up to age sixty-five. Mr. Bohn receives the benefit of a life insurance policy, and our company pays the premiums.

Executive Employment and Severance Agreements and Other Agreements

Employment Agreements

              The only named executive officers with whom we have employment agreements are Mr. Bohn and Mr. Szews. We first entered into an employment agreement with Mr. Bohn in 1998, and we entered into an amended and restated employment agreement with him in 2008. We first entered into an employment agreement with Mr. Szews in 2007, and we also entered into an amended and restated employment agreement with him in 2008. We entered into these employment agreements with Mr. Bohn and Mr. Szews because both individuals hold critical positions that are highly visible to the investment community and other outside constituents. Our loss of these executives would result in concerns among external parties and could lead to an impact on our share price. Therefore, we want to retain their services and have protection in the form of various restrictive and protective covenants, such as an agreement not to compete with us for a certain time should they decide to terminate their employment with us.

              The term of these employment agreements is renewed automatically for successive one-year periods unless either party gives notice of non-renewal. The employment agreements provide that the executives are entitled to participate in our annual incentive plan for senior management personnel and in stock-based compensation programs in effect for our other senior executives. In addition, the agreements entitle Mr. Bohn and Mr. Szews to a base salary of a specified amount and a supplemental retirement benefit intended to compensate them upon retirement as more fully described under "Pension Plans". If the executive's employment with us is terminated during the term of the employment agreement by us without cause or by the executive for good reason, then we are obligated to continue to pay his salary and fringe benefits for the remainder of the term and/or make a cash termination payment. See "Potential Payments upon Termination or Change in Control" for more information regarding these employment agreements and potential amounts that we may pay under them to our named executive officers.

              In connection with his retirement, we entered into a Retirement Agreement with Mr. Bohn on September 21, 2010. In doing so, the Committee took into account the terms of his employment agreement and the values of the payments and benefits to which he was entitled under that agreement. The Committee also received the advice of Towers Watson and special counsel to the Board. Under the Retirement Agreement, in lieu of any bonus, long-term incentive or performance shares for fiscal year 2011, Mr. Bohn will receive a bonus payment of $1,000,000. The Retirement Agreement provides that, for the period from January 1, 2011 through November 30, 2011, Mr. Bohn will continue his employment and make himself available to the Chief Executive Officer and the Board. During this period, Mr. Bohn will receive an aggregate salary equal to $1,000,000. The Retirement Agreement also provides that Mr. Bohn will receive an early retirement supplement in the amount of $1,000,000, payable over thirty-six months commencing after November 30, 2011. In addition, the Retirement Agreement fixes the amount that Mr. Bohn will receive as his supplemental retirement benefit under his employment agreement at $62,411 per month. Among other reasons, we entered into the agreement to facilitate an orderly transition of the Chief Executive Officer and Chairman of the Board positions, to clarify certain matters under his employment agreement, to extend the terms of noncompetition and restrictive covenant provisions of his employment agreement and to obtain a general release from Mr. Bohn.

              In connection with his promotion to President and Chief Executive Officer, which will become effective January 1, 2011, we intend to enter into a revised employment agreement with Mr. Szews. Among other things, the revised agreement will reflect his new responsibilities and the higher base salary that the Committee approved for Mr. Szews.

Severance Agreements

              We have severance agreements with Messrs. Bohn, Sagehorn, Szews, Jones and Kimmitt that we intend to provide each of them with reasonable compensation if their employment is terminated in certain defined circumstances, primarily following a change in control of our company. We entered into these agreements to provide us with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives keep in mind the best interests of shareholders when making decisions during a potential or actual change in control. The Committee administers the severance agreements and selects executive officers who are eligible for these agreements.

              Under the executive severance agreements, after a change in control of our company, if we terminate the executive's employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment of up to three times base salary and bonus (except for Mr. Jones, who is entitled to two times base salary and bonus) and other benefits, including additional pension benefits (except for Mr. Jones), outplacement services, legal services and continuation of welfare benefits for up to three years (except for Mr. Jones, who is entitled to up to two years of continuation of welfare benefits). Each executive is also entitled to a cash termination payment and other benefits if the executive terminates his employment for good reason, as defined in the severance agreements, after a change in control. The agreements also provide for a tax gross-up payment to the executive (except for Mr. Jones, whose agreement does not provide for such a payment) if any payments in connection with the change in control are subject to the 20% excise tax imposed by the Internal Revenue Code for "excess parachute payments". The Committee has approved severance agreements for other officers with terms that are not as favorable to those officers (among other things, by providing for a maximum of two times base salary and bonus and not providing for such a tax-related payment), and the Committee carefully selects the appropriate agreement for a given executive after considering market conditions and other relevant circumstances in each case.

              See "Potential Payments Upon Termination Or Change In Control" for more information regarding these severance agreements and potential amounts that we may pay under them to our named executive officers.

Stock Ownership Guidelines for Executive Officers

              The Committee has adopted executive officer stock ownership guidelines that apply to executive officers to align these individuals' interests with those of shareholders with respect to improving our stock performance in the long term. The Committee last changed these guidelines on February 4, 2008 to increase stock ownership levels to the following levels:

Chief Executive Officer	Five Times Annual Base Salary
Chief Financial Officer	Four Times Annual Base Salary
Chief Operating Officer	Four Times Annual Base Salary
Executive Vice Presidents	Three Times Annual Base Salary

              These guidelines recommend that each named executive officer achieve the level of stock ownership set forth in these guidelines within five years of commencement of employment or promotion. Stock ownership includes stock that is not restricted in any way and the value of exercisable stock options for which the exercise price is less than the current market value of a share of our stock, based upon the market price of our stock, the exercise price and taxes that the officer would pay on exercise.

              As of May 2010, when the Committee last reviewed these guidelines, Mr. Bohn and Mr. Szews exceeded the stock ownership levels in these guidelines. Mr. Kimmitt's stock ownership level was 2.7 times his annual base salary. Mr. Kimmitt's stock ownership did not meet the stock ownership level for an executive serving in his position as set forth in these guidelines. As a result, Mr. Kimmitt will not receive approval to sell shares or exercise options, unless he reinvests the net proceeds in shares of our company during any of our trading windows, until he satisfies that stock ownership level. Mr. Sagehorn and Mr. Jones have not been in their current positions for five years.

Tax Treatment of Compensation

              Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid in any taxable year to certain executive officers that exceeds $1,000,000 unless such compensation falls within certain exceptions. It is the policy of the Committee that we should use our best efforts to cause any compensation paid to executive officers in excess of this dollar limit to qualify for such exceptions and thereby continue to be deductible by us. In particular, the 2009 Incentive Stock and Awards Plan was designed to permit awards made under it to qualify for the Code's exception for "performance-based compensation". The Committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives. The performance shares we awarded in September 2007 and 2008 are not deductible under Section 162(m) since our shareholders had not yet approved the performance measure of total shareholder return under Section 162(m) at the time of the awards. However, as a result of our shareholders' approval of the 2009 Incentive Stock and Awards Plan, the performance shares awarded in September 2009 and September 2010, which were also based on total shareholder return, will be deductible for Section 162(m) purposes.

              Our deferred compensation plan, SERP, certain awards under our 2009 Incentive Stock and Awards Plan and employment and severance agreements are subject to Section 409A of the Internal Revenue Code. We have updated these plans and agreements to ensure continued compliance.

Conclusion

              We believe our executive compensation programs position us to compete when hiring and seeking to retain key executives. Further, we believe that our use of equity-based incentives aligns the interests of executive management with the interests of shareholders and that these incentives will motivate executives to create long-term shareholder value.

Relation of Our Compensation Policies and Procedures to Risk Management

              Our senior management conducted a comprehensive risk assessment of our compensation programs. Senior management considered each of our material compensation programs and evaluated the levels of risk-taking that each of those programs could potentially encourage. Management then presented this risk assessment to the Human Resources Committee, which independently reviewed and evaluated the risk assessment. In conducting its review of management's risk assessment, the Committee considered in particular the following attributes and risk-mitigation features of our compensation programs:

  •
  the use of comparative short-term and long-term compensation data from a preselected group of comparable companies to determine appropriate compensation benchmarks for our employees;

  •
  the Committee's independent oversight and administration of many of our compensation programs;

  •
  multiple corporate departments, including our Human Resources, Finance and Legal Departments, conducted internal reviews of our compensation programs;

  •
  we have established maximum short-term and long-term compensation payouts for performance-based components of our compensation programs;

  •
  our compensation programs maintain an appropriate balance between short-term and long-term incentive awards so that our employees have an incentive to enhance earnings, reduce debt and grow our business while ensuring that employees' interests are aligned with those of our shareholders;

  •
  we determine compensation awards based on the satisfaction of clearly defined criteria that the Committee established based on its independent review and analysis of our financial performance goals and comparisons with peer group companies; and

  •
  we have specifically designed our compensation programs to reflect our compensation philosophy of incentivizing employees to perform with shareholders' interests in mind, building a successful senior leadership team, retaining key employees, motivating our senior leaders to perform at their highest levels and balancing incentives for short-term results with long-term company performance.

As a result of the review of management's risk assessment that we describe above, the Committee determined that our compensation programs effectively create a proper balance between appropriate risk-taking and competitive compensation. Based on the Committee's determination, we believe our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

              The table below summarizes for our last three fiscal years the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three highest paid executive officers. We refer to such individuals in this Proxy Statement as our named executive officers. As we discuss more fully in the notes to the table, we calculated amounts for equity awards based on SEC rules. Therefore, the amounts shown are not necessarily actual amounts we paid to these officers or that these officers will receive in the future. Information is not included for Mr. Jones for fiscal 2008 and 2009 because he did not become a named executive officer until after those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)(4)(5)	Total ($)
Robert G. Bohn,	2010	1,184,501	—	—	—	2,369,004	479,030	86,849	4,119,384
Chairman and Chief	2009	1,015,807	—	863,000	3,468,000	527,813	366,810	76,584	6,318,013
Executive Officer	2008	1,150,000	—	144,320	1,708,800	178,020	1,530,290	133,903	4,845,333

David M. Sagehorn,	2010	465,003	—	768,920	855,799	558,004	84,193	17,871	2,749,790
Executive Vice President	2009	411,021	—	172,600	736,950	124,434	45,590	2,191	1,492,786
and Chief Financial Officer	2008	365,000	—	11,968	373,800	33,945	20,342	7,275	812,330

Charles L. Szews,	2010	684,950	—	—	—	1,095,920	437,290	14,117	2,232,277
President and Chief	2009	583,377	—	345,200	1,421,880	244,116	432,342	3,873	3,030,788
Operating Officer	2008	665,000	—	49,280	763,175	82,394	276,855	6,900	1,843,604

Wilson R. Jones, Executive Vice President and President, Access Equipment Segment	2010	355,385	—	566,675	622,399	330,712	35,326	81,625	1,992,122

Joseph H. Kimmitt,	2010	390,886	—	97,160	625,512	469,063	248,970	15,243	1,846,834
Executive Vice President,	2009	361,265	—	103,560	424,830	104,601	190,955	11,869	1,197,080
Government Operations and Industry Relations	2008	379,500	—	17,600	186,900	35,294	101,079	31,933	752,306

              (1)          As applicable SEC rules require, amounts in this column are based on the aggregate grant date fair value of awards to our named executive officers under our 2004 Incentive Stock and Awards Plan and our 2009 Incentive Stock and Awards Plan rather than actual amounts we paid to these officers or amounts that the officers actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with FASB ASC Topic 718, Stock Compensation, which we refer to as FASB ASC Topic 718, except that, in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a Black-Scholes valuation model. Note 16 to our audited consolidated financial statements for the fiscal year ended September 30, 2010, which we included in our Annual Report on Form 10-K that we filed with the SEC on November 18, 2010, includes assumptions that we used in the calculation of these amounts. In fiscal 2010, we granted performance shares to certain of our named executive officers that vest at the end of the third fiscal year following the grant date. Our named executive officers earn performance shares only if our total shareholder return over the three year performance period compares favorably to that of a comparator group of companies. Potential payouts range from 0% to 200% of the target values for these awards. Where amounts in this column include these performance share awards, the amounts in the table assume achievement of the target level of performance (100% payout) for such awards. Assuming performance at the highest level, the aggregate grant date values of the stock awards for each of our named executive officers that received such awards during fiscal 2010 were as follows: (i) for Mr. Sagehorn, $1,379,040; (ii) for Mr. Jones, $1,002,475; and (iii) for Mr. Kimmitt, $402,220. We did not grant any performance share awards to Mr. Bohn or Mr. Szews during fiscal 2010.

              (2)          The amounts in this column reflect the actuarial increase from the prior year in the present value of the named executive officer's benefits under our applicable retirement plans that apply determined using the assumptions set forth in footnote (2) to the Pension Benefits Table below.

              (3)          We paid $34,631 in life insurance premiums on behalf of Mr. Bohn in fiscal year 2010. We also provided Mr. Bohn certain perquisites and personal benefits including payment of expenses for tax preparation, legal and financial planning assistance, use of the corporate plane for travel to meetings of the other boards of directors on which he serves, and a yearly physical examination. In addition, we paid Mr. Bohn $35,907 to reimburse him for taxes he incurred on his perquisites and on that additional payment.

              (4)          We paid an aggregate of $77,167 in relocation-related costs for Mr. Jones in connection with Mr. Jones' promotion to the position of President of our Access Equipment segment in June 2010. These costs included moving expenses and temporary living expenses. The costs also included $25,314 that we paid to Mr. Jones to reimburse him for taxes he incurred on his relocation expenses and on the payment, consistent with the terms of our salaried employee relocation plan.

              (5)          We provided Mr. Kimmitt certain perquisites and personal benefits including use of an automobile. We also provided Mr. Kimmitt health benefits at no incremental cost to us.

Grants of Plan Based Awards

              The table below sets forth information regarding all incentive plan awards that we granted to our named executive officers in fiscal 2010 under our 2009 Incentive Stock and Awards Plan.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert G. Bohn		—	—	—	—	—	—	—	—	—	—

David M. Sagehorn	9/20/10	169,500	339,000	678,000	7,000	14,000	28,000	20,000	55,000	28.73	1,624,720

Charles L. Szews	9/20/10	—	—	—	—	—	—	—	—	—	—

Wilson R. Jones	5/24/10	—	—	—	—	—	—	12,500	—	—	427,875
	9/20/10	132,000	264,000	528,000	5,000	10,000	20,000		40,000	28.73	761,200

Joseph H. Kimmitt	9/20/10	120,784	241,567	483,134	3,500	7,000	14,000	—	40,200	28.73	722,672

              (1)          The amounts shown represent the threshold, target and maximum awards that each of our named executive officers can earn under our annual cash incentive plan for fiscal year 2011 as we describe more fully under "Compensation Discussion and Analysis – Annual Cash Incentive Awards."

              (2)          The amounts shown represent the threshold, target and maximum amounts of performance share awards that we awarded in fiscal year 2010 to the named executive officers under our 2009 Incentive Stock and Awards Plan as we describe more fully under "Compensation Discussion and Analysis – Equity-Based Long-Term Incentive Awards – Performance Share Awards." The threshold amount is total shareholder return at or above the 40th percentile as compared to total shareholder return of the group of companies comprising the Standard & Poor's MidCap 400 Index over a three year performance period. Payments are prorated for performance between the 40th and 80th percentiles. We pay the awards that executives earn in shares of our Common Stock on a one-for-one basis and include credit for any dividends the Board approves during the performance period. However, we do not pay dividends or dividend equivalents with respect to unearned performance share awards.

              (3)          The dollar amount shown reflects the grant date fair value of the stock options and performance shares that we granted in fiscal year 2010 calculated in accordance with FASB ASC Topic 718. Performance share awards are reflected at the target payout level, which is based on the probable outcome of the actual performance. If performance share awards were reflected at maximum payout levels, the totals in this column would be $2,234,840 for Mr. Sagehorn, $1,197,000 for Mr. Jones and $1,027,732 for Mr. Kimmitt.

Outstanding Equity Awards at September 30, 2010

              The table below sets forth information on outstanding stock options and awards and unvested stock awards that our named executive officers held on September 30, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(1)(2)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)(6)
Robert G. Bohn	141,500	—	—	41.04	10/19/15
	135,000	—	—	49.35	10/19/16
	150,000	—	—	54.63	10/17/17
	128,000	128,000	—	12.04	10/16/18
	66,666	133,334	—	32.10	09/14/16
						—	—	70,500	1,938,750
David M. Sagehorn	3,000	—	—	28.27	10/14/14
	3,000	—	—	41.04	10/19/15
	3,000	—	—	49.98	10/18/16
	12,800	—	—	54.63	10/17/17
	56,000	28,000	—	12.04	10/16/18
	14,166	28,334	—	32.10	09/14/16
	—	55,000	—	28.73	09/20/17
						20,000	550,000	25,700	706,750
Charles L. Szews	34,000	—	—	28.27	10/14/14
	40,800	—	—	41.04	10/19/15
	37,800	—	—	49.98	10/18/16
	52,200	—	—	54.63	10/17/17
	57,167	57,167	—	12.04	10/16/18
	27,333	54,667	—	32.10	09/14/16
						—	—	27,000	742,500
Wilson R. Jones	2,000	—	—	49.98	10/18/16
	10,000	—	—	54.63	10/17/17
	26,666	13,334	—	12.04	10/16/18
	8,166	16,334	—	32.10	09/14/16
	—	40,000	—	28.73	09/20/17
						12,500	343,750	18,200	500,500
Joseph H. Kimmitt	14,000	—	—	28.27	10/14/14
	16,600	—	—	41.04	10/19/15
	18,000	—	—	49.98	10/18/16
	18,400	—	—	54.63	10/17/17
	28,000	14,000	—	12.04	10/16/18
	8,166	16,334	—	32.10	09/14/16
	—	40,200	—	28.73	09/20/17
						—	—	15,500	426,250

              (1)          All options that expire prior to March 2, 2016 expire ten years and one month from the date of grant.

              (2)          All options that expire on or after March 2, 2016 expire seven years from the date of grant and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant. As noted above, Mr. Bohn has announced his retirement. Under the terms of our options grants, his options that have not previously vested will vest on his retirement.

              (3)          The vesting dates for all restricted shares that our named executive officers held at September 30, 2010 are as follows:

Name	Vesting Date of Restricted Shares
Robert G. Bohn	—	—	—
David M. Sagehorn	09/20/11	09/20/12	09/20/13
	6,666	6,667	6,667
Charles L. Szews
	—	—	—
Wilson R. Jones	05/24/11	05/24/12	05/24/13
	4,166	4,167	4,167
Joseph H. Kimmitt
	—	—	—

              (4)          We used the closing price of our Common Stock of $27.50 on September 30, 2010 to calculate the value of unvested shares.

              (5)          The vesting dates for all performance shares that our named executive officers held at September 30, 2010 are as follows:

	Vesting Date of Performance Shares
Name	9/30/11	9/30/12	9/30/13
Robert G. Bohn	20,500	50,000	—
David M. Sagehorn	1,700	10,000	14,000
Charles L. Szews	7,000	20,000	—
Wilson R. Jones	2,200	6,000	10,000
Joseph H. Kimmitt	2,500	6,000	7,000

              As noted above, Mr. Bohn has announced his retirement. Under the terms of our performance shares, Mr. Bohn's unvested performance shares will vest on a pro rata basis on his retirement.

              (6)          The number and value of performance shares reflected in the above table assume performance at target level.

Option Exercises and Stock Vested Table

              The table below shows a summary of the stock options that our named executive officers exercised during fiscal year 2010 and restricted stock awards that vested for the named executive officers during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert G. Bohn	490,000	9,492,727	—	—
David M. Sagehorn	—	—	—	—
Charles L. Szews	207,166	4,645,328	—	—
Wilson R. Jones	—	—	—	—
Joseph H. Kimmitt	—	—	—	—

              (1)          None of our named executive officers had restricted or performance shares vest in fiscal year 2010.

              (2)          Reflects the amount calculated by multiplying the number of shares of restricted stock vested by the market price of our Common Stock on the vesting date.

Pension Benefits

              The table below sets forth the number of years of credited service and the present value of accumulated benefits and payments during fiscal year 2010 for (i) Mr. Bohn under the Oshkosh Corporation Retirement Plan and the supplemental retirement benefit provision in Mr. Bohn's employment agreement with us, and (ii) each of the named executive officers other than Mr. Bohn under the Oshkosh Corporation Retirement Plan and the Oshkosh Corporation Executive Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert G. Bohn	Retirement Plan Supplemental Retirement Benefit	19 18	516,511 11,373,567	— —
David M. Sagehorn	Retirement Plan Executive Retirement Plan	11 6	183,032 37,097	— —
Charles L. Szews	Retirement Plan Executive Retirement Plan	15 14	352,244 1,877,446	— —
Wilson R. Jones	Retirement Plan Executive Retirement Plan	6 2	106,804 —	— —
Joseph H. Kimmitt	Retirement Plan Executive Retirement Plan	10 8	305,482 380,053	— —

              (1)          Years of credited service under the Retirement Plan are based on the executive working one thousand hours during the plan year (i.e., March 1 – February 28); however, years of credited service under the Supplemental Retirement Benefit and the Executive Retirement Plan are based on completed years and months of employment with us, and vesting under the Executive Retirement Plan is based on completed years of employment as an executive officer.

              (2)          The actuarial values of the accumulated plan benefits for the Retirement Plan, the Executive Retirement Plan and Mr. Bohn's supplemental retirement benefit were calculated using the unit credit valuation method and the following assumptions, among others: that the participants retire at their first unreduced retirement age of 62 (except for Mr. Bohn, as his Retirement Agreement with us contemplates that he will be retiring at the age of 58 years and 7 months); that the benefit calculation date is September 30, 2010, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 4.75%; that the post-retirement mortality assumption is based on the RP-2000 table and a 12-year projection; that final average pay is based on the current average pay without projection; that the form of payment is a single life annuity (except for Mr. Bohn, as his Retirement Agreement with us contemplates that he will receive amounts in the form of a joint and 100% survivor annuity); and that the Retirement Plan benefit accrues ratably over the greater of 30 years or the participant's projected years of service at age 65 and the Executive Retirement Plan benefit accrues ratably over the first 20 years from the date of hire and becomes vested 20% per year from years 5 to 10 from the date the employee became an officer.

              Oshkosh Corporation Retirement Plan – Under the Retirement Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum amount of compensation as established pursuant to IRS regulations) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002, $205,000 as of January 1, 2004, $210,000 as of January 1, 2005, $220,000 as of January 1, 2006, $225,000 as of January 1, 2007, $230,000 as of January 1, 2008, and $245,000 as of January 1, 2009, as of January 1, 2010 and as of January 1, 2011. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered. An employee who has reached the age of 55 with a minimum of five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death is entitled to a monthly benefit equivalent to 50% of the amount of the life annuity which would have been payable to a participant as of the participant's normal retirement age. Compensation that the Retirement Plan covers for the named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum.

              Supplemental Retirement Benefit – Under his supplemental retirement benefit, Mr. Bohn was entitled to receive upon retirement a monthly benefit equal to 30% of Mr. Bohn's average monthly compensation at age 55 increasing to 50% of average monthly compensation at age 59, reduced by the amount of any pension payable by us under the Retirement Plan and subject to adjustment to the extent Mr. Bohn had not completed 20 years of employment after April 30, 1992. Average monthly compensation was based on the average of Mr. Bohn's compensation for the three most recent years prior to Mr. Bohn's retirement or other termination. Mr. Bohn's spouse was entitled to receive 50% of the supplemental retirement benefit amount that would have been payable to Mr. Bohn in the event of Mr. Bohn's death. In addition, under his employment agreement, if there were to occur a change in control of our company, as defined in his executive severance agreement, we will pay to Mr. Bohn in a single distribution the then present value of his accrued and vested supplemental retirement benefit. Compensation that the supplemental retirement benefit covered for Mr. Bohn generally corresponded with his base salary and earned bonus compensation. The Retirement Agreement that we entered into with Mr. Bohn fixes the amount that Mr. Bohn will receive as his supplemental retirement benefit entitlement at $62,411 per month payable following November 30, 2011 in the form of a joint and 100% survivor annuity.

              Oshkosh Corporation Executive Retirement Plan – Under the Executive Retirement Plan, certain of our officers, including the named executive officers other than Mr. Bohn, are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation at age 55 increasing to 40% of average monthly compensation at age 62, prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by us under the Retirement Plan, the annuity value of the executive's 401(k) plan match and 50% of the executive's social security benefit. Average monthly compensation is based on the average of the executive's compensation for the highest five years of pay in the last ten years of credited service with the highest five not required to be consecutive. Beginning October 1, 2004, the final average monthly compensation includes base and bonus pay. The executive's spouse is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable in the event of the executive's death. Compensation that the Executive Retirement Plan covers generally corresponds with base salary and earned bonus compensation.

Non-Qualified Deferred Compensation

              Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers – Our named executive officers did not elect to participate in the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers. Under the Deferred Compensation Plan, each participating named executive officer may defer up to 65% of the executive officer's base salary for the plan year, up to 85% of the executive officer's annual incentive compensation payable in the plan year for services and performance during the preceding plan year, and up to 100% of any share-based long-term incentives.

              An executive participating in the Deferred Compensation Plan may elect to have his deferrals credited to a fixed-income investment account or in a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each executive's stock account.

              Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the executive. Payments generally initiate upon the executive's separation from service with us. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all executives in a single lump sum cash payment.

Potential Payments Upon Termination Or Change In Control

              The following tables disclose potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled to upon a termination of employment or a change in control of our company. We list the estimated amount of compensation payable to each of our named executive officers in each situation in the tables below assuming that the termination and/or change in control of our company occurred at September 30, 2010 and that our Common Stock had a value of $27.50, which was the closing market price for our Common Stock on September 30, 2010. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. However, refer to the Pension Benefits table above for amounts that our named executive officers would receive upon retirement absent a change in control of our company.

Robert G. Bohn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts
Cash Termination Payment				5,785,373		8,131,608
Continued Life, Hospitalization, Medical and Dental Insurance Coverage		115,311		272,674		272,674
Outplacement Services						177,675
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	1,978,880	1,978,880	1,978,880		1,978,880	1,978,880
Unvested Performance Shares	751,667	751,667	751,667		1,127,500	1,127,500
Unearned Annual Cash Incentive Awards					1,184,502	1,184,502
Unvested Retirement Benefits
Additional Retirement Benefits						4,026,073
Disability Payment		1,125,276
Excise Tax Gross Up Payment						5,886,695

Total Pre-tax Benefit	2,730,547	3,971,134	2,730,547	6,085,047	4,290,882	22,795,607

David M. Sagehorn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				930,000		1,768,302
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						55,573
Outplacement Services						69,750
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	432,880	432,880			432,880	432,880
Unvested Performance Shares	62,333	62,333			93,500	93,500
Unearned Annual Cash Incentive Awards					279,000	279,000
Unvested Retirement Benefits
Additional Retirement Benefits						958,662
Excise Tax Gross Up Payment						1,899,950

Total Pre-tax Benefit	495,213	495,213		930,000	805,380	5,567,617

Charles L. Szews	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				1,883,651		3,387,201
Continued Life, Hospitalization, Medical and Dental Insurance Coverage				35,302		55,573
Outplacement Services						102,742
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	883,802	883,802			883,802	883,802
Unvested Performance Shares	256,667	256,667			385,000	385,000
Unearned Annual Cash Incentive Awards					547,960	547,960
Unvested Retirement Benefits
Additional Retirement Benefits						1,106,379
Excise Tax Gross Up Payment

Total Pre-tax Benefit	1,140,469	1,140,469		1,918,953	1,816,762	6,478,657

Wilson R. Jones	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				780,000		1,303,874
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						35,302
Outplacement Services						58,500
Legal and Accounting Advisor Services						5,000
Unvested Stock Options	206,144	206,144			206,144	206,144
Unvested Performance Shares	80,667	80,667			121,000	121,000
Unearned Annual Cash Incentive Awards					234,000	234,000
Unvested Retirement Benefits
Additional Retirement Benefits
Excise Tax Gross Up Payment

Total Pre-tax Benefit	286,811	286,811		780,000	561,144	1,963,820

Joseph H. Kimmitt	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts
Cash Termination Payment				781,772		1,911,027
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						5,420
Outplacement Services						58,633
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	216,440	216,440	216,440		216,440	216,440
Unvested Performance Shares	91,667	91,667	91,667		137,500	137,500
Unearned Annual Cash Incentive Awards					234,532	234,532
Unvested Retirement Benefits
Additional Retirement Benefits						627,736
Excise Tax Gross Up Payment						1,227,886

Total Pre-tax Benefit	308,107	308,107	308,107	781,772	588,472	4,429,174

              Key Executive Employment and Severance Agreements – We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including each of our named executive officers. Under the KEESAs, after a change in control of our company, if we terminate the executive's employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment and other benefits. The executive is also entitled to a cash termination payment and other benefits if, after the change in control of our company, the executive terminates his employment for good reason. The termination payment will be equal to the sum of the executive's annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period (up to three but not less than one, and up to two, but not less than one, for Mr. Jones). The amounts in the tables assume the maximum three years (or two years for Mr. Jones) remaining in the employment period. If the executive is entitled to a cash termination payment, then the executive (except for Mr. Jones) also is entitled to (i) additional pension benefits equal to the difference between the amount he would actually be entitled to receive on retirement and the amount to which he would have been entitled to receive had he continued to work until the earlier of age 65 or the number of years remaining in the employment period (up to three) and (ii) the difference between the unreduced social security benefit payable to the executive if his employment continued until his unreduced social security age and the actual social security benefit payable to the executive at the end of the employment period. This payment ceases at the executive's unreduced social security age. In addition, the KEESAs provide for outplacement services and continuation of life and disability insurance for up to three years (two years for Mr. Jones), hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The KEESAs (except for Mr. Jones) provide that if the payments under the agreement are an "excess parachute payment" for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. In fiscal 2008, we revised the terms of the KEESAs with the purpose of ensuring that payments under the agreement are not "income includible under Section 409A" for purposes of the Internal Revenue Code. However, if for some reason payments under the agreement are nonetheless "income includible under Section 409A", then we can be obligated to pay the executive the 20% additional income tax that Internal Revenue Code Section 409A imposes and interest and any additional taxes on this payment.

              In consideration of the KEESA benefits, each executive officer party to a KEESA agrees not to compete with us for a period of 18 months after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of 18 months after the executive officer leaves us. Our Board of Directors can waive both of these conditions.

              Under the KEESAs, there is a "change in control" if:

  •
  any person is or becomes the beneficial owner of securities representing 25% or more of our outstanding Common Stock;

  •
  there is a change in the composition of our Board of Directors that at least two-thirds of the existing directors have not approved;

  •
  a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) is consummated in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

  •
  our shareholders approve a plan of complete liquidation or dissolution or a sale or disposition by us of all or substantially all of our assets is consummated.

              Under the KEESAs, the term "cause" generally means:

  •
  committing any act of fraud, embezzlement or theft in connection with the executive's duties as an executive officer;

  •
  continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities;

  •
  willfully engaging in illegal conduct or gross misconduct that causes us demonstrable and serious financial injury;

  •
  willfully disclosing our trade secrets or confidential information; or

  •
  engaging in competition with us that our Board of Directors determines to be materially harmful to us.

              Under the KEESAs, the term "good reason" generally means:

  •
  a breach of the agreement by us;

  •
  any reduction in an executive's base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

  •
  a material adverse change in the executive's working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change in control, including but not limited to a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof;

  •
  relocation of the executive's principal place of employment to a location more than 50 miles from the executive's principal place of employment during the 180-day period prior to the change in control;

  •
  we require the executive to travel on business to a materially greater extent than was required during the 180-day period prior to the change in control;

  •
  our failure to cause a successor to assume an executive's agreement; or

  •
  we terminate the executive's employment after a change in control without delivering proper notice of termination.

              Stock Option Agreements – We have granted stock option awards to our named executive officers under the Oshkosh Corporation 1990 Incentive Stock Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan, and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Each plan contains provisions that apply upon a termination of an executive or a change in control of our company.

Oshkosh Corporation 1990 Incentive Stock Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or three months after the date of the executive's retirement. If we cease to employ the executive for any reason other than death, disability or retirement, then that portion of the option award that is exercisable on the date of the executive's termination of employment will remain exercisable for a period of three months after such date and the remaining portion of the option award will automatically expire on such date. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable. "Change in control" in this plan is defined in the same manner as under the KEESAs.

Oshkosh Corporation 2004 Incentive Stock and Awards Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or one to three years after the date of the executive's retirement. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option as stated on the date the option was awarded. "Change in control" in this plan is defined in the same manner as under the KEESAs.

Oshkosh Corporation 2009 Incentive Stock and Awards Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or three years after the date of the executive's retirement. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option as stated on the date the option was awarded. "Change in control" in this plan is defined in the same manner as under the KEESAs.

              The amounts in the tables above include the value attributable to unvested stock options that our named executive officers held valued at the amount by which the closing price of our Common Stock on September 30, 2010 exceeds the exercise price of the unvested options.

              Performance Share Awards – Performance share awards have been granted to our named executive officers under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under these plans and the related award terms, if the executive's employment terminates by reason of the executive's death, disability or retirement after the tenth trading day of the performance period in respect of an award, then the executive will receive a proportionate number of the shares of our Common Stock that the executive would have received had the performance period ended on the date of termination based on the number of days that have elapsed in the performance period prior to the date of termination. If we cease to employ the executive for any reason other than death, disability or retirement, then the executive will forfeit any rights with respect to an award of performance shares. Pursuant to the award terms, effective upon a change in control of our company that occurs during the performance period in respect of an award, the executive will be fully vested in the number of shares of our Common Stock calculated as if the performance period ended on the date of the change in control. The tables above do not reflect any amounts relating to performance share awards that we granted in fiscal 2007 because the total shareholder return under these awards calculated as of September 30, 2010 was below the threshold. Amounts are not shown for performance share awards granted in 2010 because the performance period for those awards does not begin until the beginning of fiscal year 2011. For performance share awards that we granted in fiscal 2008, the amounts shown in the tables above reflect that the total shareholder return was above the maximum payout level as of September 30, 2010.

              Oshkosh Corporation Executive Retirement Plan – Upon a change in control of our company, executives participating in our Executive Retirement Plan are credited with up to an additional three years of service (except for Mr. Jones) and this benefit is vested without regard to the normal vesting schedule under the plan. Furthermore, if we terminate the executive's employment for any reason following the change in control, the executive will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive's earned and vested benefits under the Executive Retirement Plan through December 31, 2004, within 60 days after the termination of the executive's employment. "Change in control" is defined in the same manner as under the KEESAs for this purpose. The executive will also be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive's earned and vested benefits under the Executive Retirement Plan for the period commencing January 1, 2005, within 60 days of the change in control. "Change in control" has a specified meaning for this purpose as defined in the Executive Retirement Plan.

              Annual Cash Incentive Awards – Under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, upon a change in control of our company, for any annual cash incentive award that a named executive officer has not earned by the time of the change in control, the named executive officer is entitled to receive a proportionate amount of the executive's annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. For each named executive officer, the amounts we disclose as "Unearned Annual Cash Incentive Awards" in the tables above assume that the change in control occurred prior to the end of the fiscal year and, therefore, the named executive officers did not yet earn their annual cash incentive awards, but the amounts do reflect the full target award opportunity for such executive for fiscal 2010 rather than only a proportionate amount. The Summary Compensation Table reflects the actual amount of the annual cash incentive award that each named executive officer earned for fiscal 2010. A named executive officer would not be entitled to receive both the amount in the tables above and the amount in the Summary Compensation Table.

              For purposes of determining the amount of any excise tax that the Internal Revenue Code may impose as a result of our payment of an executive's annual cash incentive target award opportunity upon a change in control of our company and to enable us to estimate any excise tax gross-up payment that we would have to pay to the executive (except for Mr. Jones, to whom we are not obligated to make any such payment), we assume that the executive has earned the entire amount of the award as of September 30, 2010, the assumed date of the change in control.

              Deferred Compensation Plans – A termination of an executive officer or a change in control of our company would not impact the amounts payable to our named executive officers under the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers.

Executive Employment Agreements

Mr. Bohn's Retirement Agreement

              We entered into a Retirement Agreement with Mr. Bohn on September 21, 2010. The Retirement Agreement provides that Mr. Bohn's amended employment agreement, dated as of January 1, 2008, will remain in effect until December 31, 2010. In addition, the Retirement Agreement confirmed that Mr. Bohn would be a participant in our annual cash bonus plan for fiscal year 2010 and provided that he would be entitled to a payout in accordance with the terms of the grant and calculated in a manner consistent with that of other senior executives. The Retirement Agreement also confirms that Mr. Bohn's outstanding performance share and stock option awards will remain outstanding in accordance with the respective terms for such awards. Also, pursuant to the Retirement Agreement, in lieu of any bonus, long-term incentive or performance shares for fiscal year 2011, Mr. Bohn will receive a bonus payment of $1,000,000, payable on his December 31, 2010 retirement date.

              The Retirement Agreement provides that, for the period from January 1, 2011 through November 30, 2011, Mr. Bohn will continue his employment and make himself available to the Chief Executive Officer and the Board of Directors. During this period, Mr. Bohn will receive an aggregate salary equal to $1,000,000 and, subject to certain exceptions, will continue to participate in our benefit plans at current levels. The Retirement Agreement also provides that Mr. Bohn will receive an early retirement supplement in the amount of $1,000,000, payable proportionately over thirty-six months commencing after November 30, 2011. The Retirement Agreement fixes the amount that Mr. Bohn will receive as his supplemental retirement benefit under his employment agreement at $62,411 per month payable following November 30, 2011 in the form of a joint and 100% survivor annuity.

              The benefits we describe above are in lieu of certain benefits to which Mr. Bohn was entitled under his employment agreement with us. In addition, the Retirement Agreement provides that Mr. Bohn will be bound by certain restrictive covenants for periods that are longer than those that would have applied under his employment agreement. Finally, as a condition to receiving certain benefits provided to him under the Retirement Agreement, Mr. Bohn agreed to execute general releases of claims against us and our affiliates.

Mr. Bohn's Employment Agreement

              We entered into the employment agreement with Mr. Bohn on October 15, 1998 and amended the agreement in 2008 to bring the agreement in compliance with the requirements of Internal Revenue Code Section 409A. The employment agreement will remain in effect until December 31, 2010. Under the employment agreement, if we terminated Mr. Bohn's employment during the term of the employment agreement without cause, or if Mr. Bohn terminated his employment for good reason, then we would have been obligated to continue to pay his base salary and certain fringe benefits, including medical and dental insurance, pension and retirement benefits, and provide other similar benefits for the remainder of the term as provided in the employment agreement. In addition to salary and fringe benefits, if we terminated Mr. Bohn's employment during the term of the employment agreement without cause, or if Mr. Bohn terminated his employment for good reason, then we would have been also obligated to pay to Mr. Bohn, on the last day of each fiscal year during the term as provided in the employment agreement, an amount equal to the average bonus paid or payable to Mr. Bohn with respect to the three full fiscal years preceding the date of termination of Mr. Bohn's employment. If Mr. Bohn becomes totally disabled during the term of his employment with us, and he was not paid his base salary, Mr. Bohn would have been entitled to receive benefits under our long-term disability program in an aggregate amount equal to 60% of his base salary then in effect for so long as such benefits would continue under our long-term disability program. However, under the Retirement Agreement, Mr. Bohn will now receive the retirement and other benefits we describe above in lieu of the benefits he would have received under the employment agreement had his employment been terminated as a result of any of the circumstances we describe above having occurred.

              Mr. Bohn's employment agreement entitled him to life insurance equal to three times his base salary and target bonus. The Summary Compensation Table reflects the premiums we have paid for this life insurance, but we do not include amounts payable under this life insurance in the table above that relates to Mr. Bohn.

              Under his employment agreement, Mr. Bohn agreed not to compete with us for a period of one year after the termination of his employment, except in the event of our material breach of the employment agreement, and to keep in confidence any proprietary information or confidential information for a period of five years after the termination of his employment. However, under the Retirement Agreement, Mr. Bohn's non-competition covenant will now extend for a two-year period following November 30, 2011, and his confidentiality obligations will extend for a five-year period following November 30, 2011.

Mr. Szews' Employment Agreement

              We entered into an employment agreement with Mr. Szews on March 20, 2007 and amended the agreement in 2008 to bring the agreement in compliance with the requirements of Internal Revenue Code Section 409A. If, prior to the end of the term of the employment agreement, we terminate Mr. Szews' employment other than for cause, or Mr. Szews terminates his employment for good reason, then we are obligated to pay to Mr. Szews as severance pay, in lieu of base salary and bonus for the remaining term of the employment agreement, an amount equal to two times the sum of (i) Mr. Szews' base salary, plus (ii) an amount equal to the average of the annual bonuses paid or payable to Mr. Szews with respect to the three full fiscal years preceding the date of termination. In addition, we are obligated to pay a pro rata bonus for the fiscal year in which the termination occurs and fringe benefits for the remaining term of the employment agreement.

              In consideration of the benefits provided to Mr. Szews in his employment agreement, Mr. Szews entered into a confidentiality and loyalty agreement with us whereby he agrees not to compete with us for a period of 18 months after the termination of his employment and to keep in confidence any proprietary information or confidential information for a period of two years after the termination of his employment. In this agreement, Mr. Szews also agrees not to solicit our employees and to notify us before accepting employment with a competitor of ours for a period of 18 months after the termination of his employment.

              Under Mr. Szews' employment agreement, "cause" is defined in the same manner as under Mr. Bohn's employment agreement, except that under Mr. Szews' employment agreement, "cause" also means:

  •
  being involved in the commission of an impropriety involving our financial statements;

  •
  committing material violations of our codes of conduct; or

  •
  materially breaching obligations under the confidentiality and loyalty agreement.

              Under Mr. Szews' employment agreement, the term "good reason" means any substantial breach by us of the employment agreement that is not remedied by us promptly after receipt of notice thereof from Mr. Szews.

              In connection with his promotion to President and Chief Executive Officer, which will become effective January 1, 2011, we intend to enter into a revised employment agreement with Mr. Szews. Among other things, the revised agreement will reflect his new responsibilities and the higher base salary that the Committee approved for Mr. Szews.

DIRECTOR COMPENSATION

              The table below summarizes the compensation paid to or earned by our non-employee directors during fiscal 2010.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(5)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
J. William Andersen	72,125	47,525	47,634	—	—	167,284
Richard M. Donnelly	89,051	47,525	47,634	—	—	184,210
Frederick M. Franks, Jr.	82,250	47,525	47,634	—	—	177,409
Michael W. Grebe	86,000	47,525	47,634	—	—	181,159
John J. Hamre (2)	65,265	58,231	61,350	—	—	184,846
Leslie F. Kenne (3)	—	—	—	—	—	—
Kathleen J. Hempel	71,324	47,525	47,634	—	—	166,483
Harvey N. Medvin	72,125	47,525	47,634	—	—	167,284
J. Peter Mosling, Jr.	70,625	47,525	47,634	—	—	165,784
Craig P. Omtvedt	79,622	47,525	47,634	—	—	174,781
Richard G. Sim	72,125	47,525	47,634	—	—	167,284

              (1)          Directors who also are employees, Messrs. Bohn and Szews, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation Messrs. Bohn and Szews received as our employees during and for fiscal 2010 is shown in the Summary Compensation Table on page 37.

              (2)          Our Board of Directors appointed Mr. Hamre to our Board on November 2, 2009. In connection with his appointment, on November 17, 2009, we awarded Mr. Hamre 275 shares of restricted stock and options to purchase 650 shares of our Common Stock at a price of $38.93 per share. The restricted stock and stock option awards were each made under our 2009 Incentive Stock and Awards Plan. In addition, Mr. Hamre received a pro rata portion of the quarterly retainer paid to our non-employee directors during the first quarter of fiscal 2010 based on his appointment to our Board on November 2, 2009.

              (3)          Our Board of Directors appointed Lt. Gen. (Ret.) Kenne to our Board on November 1, 2010, after the conclusion of fiscal 2010.

              (4)          As applicable SEC rules require, amounts in this column are based on the aggregate grant date fair value of awards to our directors under our 2009 Incentive Stock and Awards Plan rather than actual amounts we paid to these directors or amounts that the directors actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with FASB ASC Topic 718. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a Black — Scholes valuation model. Note 16 to our audited consolidated financial statements for the fiscal year ended September 30, 2010, which we included in our Annual Report on Form 10-K that we filed with the SEC on November 18, 2010, includes assumptions that we used in the calculation of these amounts.

              (5)          The table below sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards of each of our non-employee directors outstanding at September 30, 2010.

Name	Aggregate Number of Outstanding Restricted Stock Awards (#)	Aggregate Number of Outstanding Stock Option Awards (#)
J. William Andersen	—	26,550
Richard M. Donnelly	—	31,550
Frederick M. Franks, Jr.	—	50,550
Michael W. Grebe	—	50,550
John J. Hamre	—	2,950
Kathleen J. Hempel	—	62,550
Leslie F. Kenne		0
Harvey N. Medvin	—	15,750
J. Peter Mosling, Jr.	—	62,550
Craig P. Omtvedt	—	6,850
Richard G. Sim	—	62,550

              Retainer and Meeting Fees – Each non-employee director is entitled to receive an annual retainer of $65,000. Effective January 1, 2010, the Chairpersons of the Audit Committee and the Human Resources Committee receive an additional annual retainer of $10,000 and the Chairpersons of the Governance and other Committees receive an additional annual retainer of $5,000. Committee members, excluding members of the Executive Committee, receive an additional fee of $13,500 per calendar year for each Committee on which they serve. Additionally, we reimburse directors for reasonable travel and related expenses that they incur in attending Board and Board committee meetings as well as continuing education programs.

              Stock Options – We generally grant stock options to our non-employee directors at the meeting of our Board of Directors held on the date of our annual meeting of shareholders, or at the time a director joins our Board. Upon election at our 2010 Annual Meeting of Shareholders, we granted to each of our non-employee directors 2,300 stock options under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. The exercise price for options is the closing share price of our Common Stock on the date of the grant. Options have a term of 7 years and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant. If a director ceases to be a member of the Board as a result of death, disability or retirement, then the director's options will become fully vested. If a director ceases to be a member of the Board for any reason other than death, disability or retirement, prior to the date the options are fully vested, then the director will forfeit the options that have not vested on the date the director ceases to be a member of the Board. Effective upon a change in control of our company, the option will fully vest and will immediately become exercisable and the director holding the option will have the right to receive, in exchange for surrender of the option, an amount of cash equal to the excess of the greater of (i) the fair market value of a share of our Common Stock as determined on the date of the change in control and (ii) the highest per share price paid in the change in control transaction over the purchase or grant price of such shares under the option award.

              Restricted Stock Awards – We generally grant shares of restricted stock to our non-employee directors at the meeting of our Board of Directors held on the date of our annual meeting of shareholders, or at the time a director joins our Board. Upon election at our 2010 Annual Meeting of Shareholders, we granted to each of our non-employee directors 1,250 shares of restricted stock under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, which are subject to certain limited restrictions on transfer.

              Deferred Compensation Plan – Our non-employee directors may elect to participate in our Deferred Compensation Plan for Directors and Executive Officers, under which each director may defer up to 100% of all retainer fees, attendance fees and fees for serving as a committee chair. We will reduce the fees paid to each director by the amount of all deferrals made on his or her behalf.

              A director participating in the Deferred Compensation Plan may elect to have his or her deferrals credited to a fixed-income investment account or a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each director's stock account.

              Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. Payments generally initiate upon the director ceasing to be a member of the Board. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all directors in a single lump sum cash payment.

              Stock Ownership Guidelines for Directors

              The Human Resources Committee has also adopted stock ownership guidelines that apply to non-employee directors to ensure that our non-employee directors have a direct stake in the oversight and development of our company by becoming shareholders. Under these guidelines, our non-employee directors are encouraged to acquire and own our common stock in an amount equal to five times the annual cash retainer paid to these non-employee directors. Non-employee directors should achieve this stock ownership level within five years of becoming a director.

              As of May 2010, when the Committee last reviewed these guidelines, Messrs. Andersen, Donnelly, Franks, Grebe, Medvin, Mosling and Sim and Ms. Hempel exceeded the stock ownership levels in these guidelines. Messrs. Hamre and Omtvedt have each served as a director for less than five years. As Messrs. Bohn and Szews also served as executive officers of our company, they were subject to the stock ownership guidelines that apply to our officers. Lt. Gen. (Ret.) Kenne did not become subject to these guidelines until her appointment to the Board on November 1, 2010. Gen. (Ret.) Wallace will become subject to these guidelines upon his election as a director.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1:
Election of Directors

              Our Board of Directors has nominated eleven people for election as directors at the Annual Meeting. Each of the nominees other than Gen (Ret.) Wallace currently is a director of our company and, with the exception of Lt. Gen. (Ret.) Kenne, was elected at the 2010 Annual Meeting. If our shareholders elect these directors, then the directors will hold office until the next Annual Meeting, or until their successors have been elected and qualified.

              The nominees are: Richard M. Donnelly, Michael W. Grebe, John J. Hamre, Kathleen J. Hempel, Leslie F. Kenne, Harvey N. Medvin, J. Peter Mosling, Jr., Craig P. Omtvedt, Richard G. Sim, Charles L. Szews and William S. Wallace. Their biographical information is set forth on pages 7-10 of this Proxy Statement.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Proposal 2:
Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2011

              The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditors for the fiscal year ending September 30, 2011.

              Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

              We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to our shareholders for ratification because we value our shareholders' views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our shareholders.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITORS.

Proposal 3:
Advisory Vote on the Compensation of our Named Executive Officers

              As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and to our shareholders. Also, beginning in 2011, under legislation that Congress recently enacted, our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the executive compensation disclosure rules of the SEC.

              The Human Resources Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareholder value. The Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.

              The Human Resources Committee bases its executive compensation decisions on our core compensation principles, including the following:

  •
  incentivizing our executives to perform with shareholders' interests in mind;

  •
  assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our company; and

  •
  balancing awards earned for short-term results with awards earned for strategic decisions that we expect to sustain our long-term performance.

              We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors.

              With our core compensation principles in mind, the Human Resources Committee took compensation actions including the following:

  •
  approving base salary increases for our named executive officers in fiscal year 2010 only when our actual and forecasted financial performance improved, generally targeting the 50th percentile;

  •
  structuring our annual cash incentive awards for fiscal year 2010 to reflect the forecasted performance of our company rather than simply basing the awards on historical results;

  •
  limiting the amounts payable under new severance agreements that we enter into with our executive officers to a maximum of two times base salary and bonus and not including any excise tax gross-ups under these agreements;

  •
  limiting the number and value of perquisites;

  •
  granting awards of restricted stock to certain executives for retention purposes, but limiting costs and providing savings to our company by accepting the recommendation of Mr. Szews, our President and Chief Operating Officer and also our Chief Executive Officer-elect, to forego awarding him an equity-based award in September 2010; and

  •
  maintaining the structure of our long-term incentive equity awards generally to provide compensation around the 50th percentile.

Compensation actions like those described above evidence our philosophy of aligning executive compensation with company performance and increasing long-term shareholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our shareholders.

              The Board would like the support of our shareholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. This advisory vote on the compensation of our named executive officers allows our shareholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareholders' interests, we ask that our shareholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the following resolution:

"RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables contained in this Proxy Statement."

              This advisory vote on the compensation of our named executive officers is not binding on us, our Board or the Human Resources Committee. However, our Board and the Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

Proposal 4:
Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers

              Also, beginning in 2011, under the recent legislation that Congress enacted, our shareholders may approve, on a non-binding, advisory basis, the frequency of the advisory vote on the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. Shareholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially or triennially. Accordingly, we are asking shareholders whether the advisory vote should occur every year, once every two years or once every three years.

              The Board has considered the frequency of the advisory vote on the compensation of our named executive officers that it should recommend. After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareholders, the Board recommends submitting the advisory vote on the compensation of our named executive officers to our shareholders annually.

              We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on shareholders' views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Human Resources Committee with frequent input from shareholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

              For the reasons discussed above, the Board recommends that shareholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of shareholders every year. In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should be aware that they are not voting "for" or "against" the Board's recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, shareholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.

              The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from shareholders will be considered by the Board and Human Resources Committee as the shareholders' recommendation as to the frequency of future advisory votes on the compensation of our named executive officers. However, the outcome of this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is not binding on us or our Board. Nevertheless, our Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to shareholders for approval at an annual meeting of shareholders within the next three years.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUBMITTING THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO SHAREHOLDERS EVERY YEAR.

OTHER MATTERS

              Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter properly shall come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

              All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8") for presentation at the 2012 Annual Meeting must be received at our offices located at P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, by August 23, 2011 for inclusion in the proxy statement for our 2012 Annual Meeting.

              A shareholder who intends to present business, other than a shareholder's proposal pursuant to Rule 14a-8, or nominate a director at the 2012 Annual Meeting must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give written notice to our Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first made the proxy materials for our 2011 Annual Meeting available to shareholders. Therefore, since we anticipate making this Proxy Statement available on December 21, 2010, we must receive notice of a shareholder's intent to present business, other than pursuant to Rule 14a-8, or nominate a director at the 2011 Annual Meeting no sooner than October 11, 2011, and no later than November 6, 2011.

              If the notice is received after November 2, 2011, then we are not required to present such proposal at the 2012 Annual Meeting because the notice will be considered untimely. If our Board of Directors chooses to present such a shareholder's proposal submitted after November 2, 2011 at the 2012 Annual Meeting, then the persons named in proxies solicited by our Board of Directors for the 2012 Annual Meeting may exercise discretionary voting power with respect to such proposal.

              If a shareholder complies with the following procedures, then the Governance Committee will consider director candidates that such shareholder has recommended for available seats on our Board. For a shareholder to properly recommend a director candidate for consideration, the shareholder must provide written notice to the attention of our Secretary at our address as shown on the Notice of Annual Meeting of Shareholders included herewith. Such notice must include the shareholder's name, address, the class and number of shares of Common Stock owned, the name, age, business address and principal occupation of the candidate, and the number of shares of Common Stock beneficially owned by the candidate, if any. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. We may require any candidate to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. Our Secretary will forward the recommendations to the Governance Committee for consideration.

              Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, (920) 235-9151 ext. 22889.

COST OF SOLICITATION

              We will bear the cost of soliciting proxies, including preparing, printing and mailing this Proxy Statement, should you request a printed copy of the proxy materials, and the Notice of Internet Availability of Proxy Materials. Proxies may be solicited personally, by mail or by telephone by certain of our officers, regular employees or representatives. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock for us. Additionally, we have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in connection with soliciting proxies for the Annual Meeting. We will pay Innisfree M&A Incorporated fees of $20,000 plus reimbursement of out-of-pocket expenses.

M28467-P03687 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. OSHKOSH CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 1, 2011. OSHKOSH CORPORATION ATTN: INVESTOR RELATIONS 2307 OREGON STREET OSHKOSH, WI 54903-2566 Meeting Information Meeting Type: Annual For holders as of: December 13, 2010 Date: February 1, 2011 Time: 10:00 a.m., CST Location: Oshkosh Convention Center 2 North Main Street Oshkosh, Wisconsin See the reverse side of this notice to obtain proxy materials and voting instructions.

M28468-P03687 How To Vote Please Choose One of the Following Voting Methods Vote In Person: At the meeting, you will need to request a ballot to vote these shares. For directions: www.oshkoshconventioncenter.com Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 18, 2011 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: . XXXX XXXX XXXX . XXXX XXXX XXXX

Voting Items 2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2011. 1. Election of Directors Nominees: 3. Approval, by advisory vote, of the Company's executive compensation. 4. To recommend, by advisory vote, the frequency of executive compensation shareholder votes. 5. To consider and act on such other business as may properly come before the Annual Meeting. 1a. Richard M. Donnelly 1d. Kathleen J. Hempel 1b. Michael W. Grebe 1c. John J. Hamre 1e. Leslie F. Kenne 1g. J. Peter Mosling, Jr. 1f. Harvey N. Medvin 1h. Craig P. Omtvedt 1i. Richard G. Sim 1j. Charles L. Szews 1k. William S. Wallace M28469-P03687 A. The Board of Directors recommends a vote FOR Proposal 1. B. The Board of Directors recommends a vote FOR Proposal 2. C. The Board of Directors recommends a vote FOR Proposal 3. D. The Board of Directors recommends a vote for 1 YEAR in Proposal 4. E. Other Business

M28470-P03687

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date OSHKOSH CORPORATION M28708-P03687 For Against Abstain OSHKOSH CORPORATION ATTN: INVESTOR RELATIONS 2307 OREGON STREET OSHKOSH, WI 54903-2566 For Against Abstain 1a. Richard M. Donnelly 1d. Kathleen J. Hempel 1b. Michael W. Grebe 1c. John J. Hamre 2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2011. 1. Election of Directors Nominees: VOTE BY INTERNET - www.investorEconnect.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time January 31, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Oshkosh Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oshkosh Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time January 31, 2011. Have your proxy card in hand when you call and then follow the instructions. A. The Board of Directors recommends a vote FOR Proposal 1. 1 Year 2 Years 3 Years Abstain 1e. Leslie F. Kenne 1g. J. Peter Mosling, Jr. 1f. Harvey N. Medvin 1h. Craig P. Omtvedt 1i. Richard G. Sim 1j. Charles L. Szews 1k. William S. Wallace F. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Signature(s) in Box. I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report. Note: Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign. B. The Board of Directors recommends a vote FOR Proposal 2. 3. Approval, by advisory vote, of the Company's executive compensation. C. The Board of Directors recommends a vote FOR Proposal 3. 4. To recommend, by advisory vote, the frequency of executive compensation shareholder votes. D. The Board of Directors recommends a vote for 1 YEAR in Proposal 4. 5. To consider and act on such other business as may properly come before the Annual Meeting. E. Other Business For Against Abstain

PROXY OSHKOSH CORPORATION Revocable Proxy for the 2011 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I hereby appoint Robert G. Bohn and Bryan J. Blankfield, and each of them, with full power to act without the other, and each with full power of substitution (the "Proxies"), as my proxy to vote all shares of Common Stock that I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Corporation (the "Company") to be held at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin, at 10:00 a.m. CST, on Tuesday, February 1, 2011, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THEN THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" THE RATIFICATION OF AUDITORS IN ITEM 2, "FOR" THE APPROVAL BY ADVISORY VOTE OF THE COMPANY'S EXECUTIVE COMPENSATION IN ITEM 3, AND FOR THE RECOMMENDATION, BY ADVISORY SHAREHOLDER VOTE, OF AN ANNUAL, "1 YEAR", ADVISORY VOTE ON EXECUTIVE COMPENSATION IN ITEM 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M28709-P03687